EXECUTION COPY

LOAN, CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE SENIOR SECURED NOTE PURCHASE AGREEMENT between MIDWEST HOLDING INC. and XENITH HOLDINGS LLC Dated as of May 9, 2018

		Page

Section 1.	Definitions	1

Section 2.	Purchase and Sale of Preferred Shares; Terms of the Loan	8
(a)	Purchase and Sale of Preferred Shares	8
(b)	Loan Advances	8
(c)	Notes	8
(d)	Use of Proceeds	9
(e)	Events of Default	9
(f)	Remedies for an Uncured Event of Default	10
(g)	Actions Upon Satisfaction of Loan	10

Section 3.	Initial Closing and Initial Advance; Subsequent Advances and Subsequent Closings
(a)	Initial Closing; Deliveries at Initial Closing	10
(b)	Subsequent Advances; Subsequent Closings	11

Section 4.	Representations and Warranties of Borrower	12
(a)	Organization of Borrower; Subsidiaries and Affiliates	12
(b)	Articles of Incorporation and By-laws; Minute Books and Stock Ledgers	12
(c)	Capitalization	13
(d)	Authorization; Execution and Delivery; Valid and Binding	14
(e)	Approval of Articles of Amendment and First Amendment to Amended and Restated Articles of Incorporation and Conversion of Preferred Shares; Vote Required	14
(f)	Information Supplied in Proxy Statement	15
(g)	Notice, Filings, Consents and Approvals	15
(h)	Noncontravention	15
(i)	Validity of Securities	16
(j)	Brokers’ Fees	16
(k)	Litigation; Governmental Investigations	17
(l)	Legislative and Regulatory Matters	17
(m)	SEC Filings	17
(n)	Borrower Financial Statements	17
(o)	Borrower Accounting; Borrower Internal Control	18
(p)	SOX Compliance	18
(q)	Foreign Corrupt Practices Act	18
(r)	Other Material Transactions or Material Liabilities	19
(s)	No Other Takeover Proposals	19
(t)	Accounting, Reserving or Auditing Irregularities	19
(u)	Absence of Certain Changes or Events	19
(v)	Title to Assets	20
(w)	Subsidiaries	20
(x)	Borrower Permits and Licenses	20

(continued)

(continued)

(continued)

Page

EXHIBIT A	FORM OF SENIOR SECURED CONVERTIBLE PROMISSORY NOTE
EXHIBIT B	FORM OF SECURITY AGREEMENT
EXHIBIT C	FORM OF ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MIDWEST HOLDING INC.
EXHIBIT D	FORM OF FIRST AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MIDWEST HOLDING INC.
EXHIBIT E	FORM OF REQUEST FOR FUNDS

DISCLOSURE SCHEDULES

LOAN, CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE SENIOR
SECURED NOTE PURCHASE AGREEMENT

THIS LOAN, CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE SENIOR SECURED NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 9, 2018 by and between MIDWEST HOLDING INC., a Nebraska corporation (the “Borrower”), and XENITH HOLDINGS LLC, a Delaware limited liability company (“Lender”). Borrower and Lender are referred to collectively herein as the “Parties” and each is a “Party.”

W I T N E S E T H:

WHEREAS, Lender desires to purchase from Borrower and Borrower desires to sell to Lender, shares of newly authorized Preferred Shares of Borrower for cash, subject to the terms and conditions of this Agreement, which shall be convertible into Conversion Shares pursuant to the Articles of Amendment and this Agreement;

WHEREAS, Borrower desires to borrow from Lender, and Lender desires to initially lend to Borrower six hundred thousand dollars ($600,000) and, in Lender’s sole discretion, up to an aggregate amount of twenty three million five hundred thousand dollars ($23,500,000), subject to the terms and conditions of this Agreement;

WHEREAS, to evidence each advance on the Loan, Borrower desires to issue to Lender, and Lender desires to accept from Borrower, convertible senior secured promissory notes, in the form attached hereto as Exhibit A (the “Notes”) which Notes shall be convertible into Conversion Shares pursuant to the Notes and this Agreement;

WHEREAS, Borrower owns all of the issued and outstanding ALSC Common Shares of American Life and Security Corp., an insurance corporation organized under the laws of and domiciled in the State of Nebraska (“ALSC”);

WHEREAS, to secure (i) Borrower’s due and prompt payment of any amounts due and payable pursuant to this Agreement and the Notes and (ii) Borrower’s prompt performance of all other obligations to Lender under this Agreement and the Notes, Borrower desires to execute and deliver to and for the benefit of Lender a Security Agreement in the form attached hereto as Exhibit B (the “Security Agreement”), which includes a security interest in the ALSC Common Shares;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the representations, warranties and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“Acquisition Transaction” means any transaction or series of transactions involving (i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (A) in which Borrower or ALSC is a constituent corporation, (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Borrower or ALSC, or (C) in which Borrower or ALSC issues or sells securities representing more than 10% of the outstanding securities of any class of voting securities of Borrower or ALSC; or (ii) any sale, lease, exchange, transfer, license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Borrower or ALSC.

“Adverse Recommendation Change” has the meaning set forth in Section 6(g)(ii).

“Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agent Contracts” means any marketing agreement, commission contract, special compensation arrangement, override agreement or any similar arrangement between ALSC, on one hand, and any producer or agent (whether an individual, corporate entity or partnership arrangement), on the other hand.

“Agreement” has the meaning set forth in the preface above.

“ALSC” has the meaning set forth in the recitals above.

“ALSC Common Shares” means the common stock, par value $105.00 per share of ALSC.

“ALSC SAP Reserves” has the meaning set forth in Section 4(dd).

“Articles of Amendment” means the Articles of Amendment to Articles of Incorporation in the form attached hereto as Exhibit C as amended from time to time that provide for the Preferred Shares.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Midwest Holding Inc. dated as of March 24, 2010.

“Borrower” has the meaning set forth in the preface above.

“Borrower Common Shares” means the voting common stock, par value $0.001 per share of Borrower.

“Borrower Financial Statements” has the meaning set forth in Section 4(n).

“Borrower Intellectual Property” has the meaning set forth in Section 4(ii)(iii).

“Borrower Recommendation” has the meaning set forth in Section 4(e).

“Borrower SEC Reports” has the meaning set forth in Section 4(m).

“Business Day” means any day on which banks are not required or authorized to close in New York City, New York.

“Certificate of Authority” means a license, certificate of authority, permit, approval or authorization issued by the applicable insurance Governmental Entity required to authorize ALSC to act in such jurisdiction in the lines of business set forth on Schedule 4(y).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Borrower and AMS Advisors LLC dated November 17, 2017.

“Confidential Information” means any information concerning the businesses and affairs of Borrower or ALSC that is not already generally available to the public.

“Contemplated Transactions” has the meaning set forth in Section 4(d).

“Contracts” has the meaning set forth in Section 4(ll).

“Conversion Shares” means the Borrower Common Shares into which the Preferred Shares may be converted and into which the Notes may be converted pursuant to the Articles of Amendment and the Notes, respectively, and this Agreement.

“Deficiency” means, with respect to a Certificate of Authority, any failure thereof to be in full force and effect or any nonrenewal, suspension, restriction or impairment that has an adverse effect on ALSC’s ability to conduct insurance business in the manner contemplated by such Certificate of Authority.

“Disclosure Schedule” means the disclosure schedules to this Agreement delivered by Borrower or the Lender, as the case may be, and will be arranged by sections, paragraphs and subparagraphs corresponding to the numbered and lettered sections, paragraphs and subparagraphs contained in this Agreement to which they relate.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 9(a)(ii).

“Environmental Laws” means all laws relating to the environment, preservation or reclamation of natural resources, the presence, management or release of, or exposure to, Hazardous Materials, or to human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which, together with another Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Event of Default” has the meaning set forth in Section 2(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Reimbursement Fee” has the meaning set forth in Section 9(b).

“FCPA” has the meaning set forth in Section 4(q).

“First Amendment to the Articles of Incorporation” means the Articles of Amendment to the Articles of Incorporation in the form attached hereto as Exhibit D.

“GAAP” has the meaning set forth in Section 4(n).

“Governmental Entity” means any United States federal, state, local, municipal, county or other domestic or foreign governmental, quasi-governmental, self-regulatory, legislative, judicial, administrative or regulatory authority, agency, commission, body, court, tribunal or other similar entity.

“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, determination, award, agreement or permitted practice entered by or with any Governmental Entity.

“Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone depleting substances.

“Income Tax” means any Tax relating to income, including any interest, penalty or addition thereto, whether disputed or not.

“Information Technology Systems” shall have the meaning set forth in 4(ii)(xiii) below.

“Initial Advance” has the meaning set forth in Section 2(b)(i).

“Initial Closing” has the meaning set forth in Section 3(a)(i).

“Initial Closing Date” has the meaning set forth in Section 3(a)(i).

“Insurance Law” means all insurance related statutes, laws, code, rules, regulations, orders, directives, judgments, rulings and decrees of any Governmental Entity, and all administrative and judicial offices or agencies thereof.

“Insurance Policies” means all insurance policies, and all certificates or other evidence of coverage that are underwritten and issued by ALSC on or prior to the Initial Closing. For the avoidance of doubt, Insurance Policies shall include any such policies underwritten and issued by ALSC that have been terminated on or prior to the Initial Closing.

“Intellectual Property” means all patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets and other intellectual property and proprietary materials, whether registered or not (and applications for any of the foregoing).

“IRS” has the meaning set forth in Section 4(pp)(ii).

“Knowledge” means, with respect to Borrowers and ALSC, the actual knowledge of each of the principal officers of Borrower and ALSC, after conducting a reasonable investigation and consulting with appropriate personnel of ALSC or Borrower, as applicable.

“Law” means any United States federal, state, local or foreign law, treaty, convention, code, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, ruling, decree, arbitration award or agency requirement of any Governmental Entity.

“Lender” has the meaning in the preface above.

“Lender Party” or “Lender Parties” has the meaning set forth in Section 10(a).

“Liability” means, with respect to any Person, any direct or indirect indebtedness, liability, claim, demand, loss, damage, deficiency, expense, obligation, commitment or responsibility (whether known, accrued, absolute, contingent, unliquidated, due or to become due or otherwise) and regardless of when asserted.

“License” means a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a Governmental Entity.

“Licensed Intellectual Property” has the meaning set forth in Section 4(ii)(iii).

“Loan” means the Initial Advance and any Subsequent Advances as set forth in Section 2(b)(i) and (ii).

“Loan Documents” means this Agreement, the Notes, the Security Agreement and all other agreements, documents and other instruments related to the Loan.

“Material Adverse Effect” means any change, event, development, circumstance, effect, consequence, fact or occurrence, individually or in the aggregate, that (i) has, or would reasonably be expected to have, a material adverse effect on the assets, Liabilities, results of operations or financial condition of Borrower or ALSC considered as a whole or (ii) would reasonably be expected to prevent or materially impede or delay the performance by Borrower or ALSC of its obligations under this Agreement or the consummation of the Contemplated Transactions; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or primarily attributable to, either alone or in combination, of general economic conditions, acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof; and acts of God including unusually severe actions of the elements, drought, flood, earthquake, unusually severe storm, fire, or lightning.

“Maximum Principal Amount” means the sum of the Initial Advance and all Subsequent Advances, if any, advanced by Lender to Borrower, in its sole discretion, in an aggregate principal amount not to exceed the twenty three million five hundred thousand dollars ($23,500,000)

“Nebraska Department” means the State of Nebraska Department of Insurance.

“Notes” has the meaning set forth in the recitals above.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Material Indebtedness” has the meaning set forth in Section 2(e)(iv).

“Owned Intellectual Property” has the meaning set forth in Section 4(ii)(i).

“Party” or “Parties” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Plans” has the meaning set forth in Section 4(pp)(i).

“Preferred Shares” means the shares of the Borrower’s Class C Preferred Shares, par value $0.001 per share with such rights and preferences as set forth in the Articles of Amendment.

“Proxy Statement” has the meaning set forth in Section 7(e).

“Real Property” has the meaning set forth in Section 4(jj).

“Regulatory Statements” has the meaning set forth in Section 4(bb)(i).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Request for Funds” has the meaning set forth in Section 3(b)(i).

“SAP” means the accounting practices required or permitted by the Nebraska Department, applied on a consistent basis, subject to, in the case of unaudited interim financial statements, the absence of interrogatories or footnote disclosure to the extent required or permitted.

“Schedule” means a specifically identified schedule within the Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in the recitals above.

“Shareholder Approval” has the meaning set forth in Section 4(e).

“Shareholders’ Meeting” has the meaning set forth in Section 7(f).

“Single Employer Plan” has the meaning set forth in Section 4(pp)(iii).

“Subsequent Advance” has the meaning set forth in Section 2(b)(ii).

“Subsequent Closing” has the meaning set forth in Section 3(b)(iii).

“Subsequent Closing Date” has the meaning set forth in Section 3(a)(iii).

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns any equity interest or has the power to vote or direct the voting of equity interests securities to elect directors, managers, officers, members or the equivalent.

“Superior Proposal” means an unsolicited, bona fide written offer that did not result from a breach of any provision of Section 6(g) made by a third party to acquire, directly or indirectly, by merger or otherwise, more than 50% of the outstanding shares of Borrower Common Shares or all or substantially all of the assets of Borrower or ALSC, which the Borrower’s Board of Directors Board determines in its reasonable good faith judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and after consultation with a reputable and experienced financial advisor and outside legal counsel (i) provides a higher value to the shareholders of the Borrower than the consideration payable in the Contemplated Transactions (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Lender in response to such Superior Proposal or otherwise)), and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

“Takeover Proposal” means any unsolicited bona fide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Lender) contemplating or otherwise relating to any Acquisition Transaction.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any state or local tax on premiums written), including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Contest” has the meaning set forth in Section 4(hh)(iii).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit between ALSC, on the one hand, and any other Person, on the other hand.

“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration and/or collection of any Tax.

“Termination Fee” has the meaning set forth in Section 9(c)(i).

“Work Product Agreement” has the meaning set forth in Section 4(ii)(viii).

Section 2. Purchase and Sale of Preferred Shares; Terms of the Loan.

(a) Purchase and Sale of Preferred Shares. On and subject to the terms and conditions of this Agreement, at the Initial Closing Borrower shall sell, convey, assign, transfer and deliver 1,500,000 Preferred Shares to Lender representing all of the issued and outstanding shares of Borrowers’ preferred stock of all classes free and clear of all Encumbrances, and Lender shall purchase, acquire and accept all such Preferred Shares for the consideration specified in Section 3(a)(ii).

(b) Loan Advances.

(i) Initial Advance. On and subject to the terms and conditions of this Agreement, Lender will make a principal advance on the Loan to Borrower of six hundred thousand dollars ($600,000) (the “Initial Advance”) at the Initial Closing.

(ii) Subsequent Advances. On and subject to the terms and conditions of this Agreement, Borrower may, in its sole discretion, make additional principal advances on the Loan (each a “Subsequent Advance”) from time to time at each Subsequent Closing as provided in Section 3(b) hereof; provided, however, the aggregate principal amount of the Initial Advance and all Subsequent Advances, if any, advanced by Lender to Borrower shall not exceed the Maximum Principal Amount.

(c) Notes. To evidence the Initial Advance and each Subsequent Advance, if any, Borrower will issue to Lender a Note for the principal amount advanced by Lender. The maximum aggregate Principal Amount of all Notes shall not exceed the Maximum Principal Amount.

(d) Use of Proceeds. Except as set forth in this Section 2(d), Borrower agrees and acknowledges that all of the proceeds from the sale of the Preferred Shares and of the Loan must be contributed to ALSC, Borrower shall immediately contribute all of such proceeds to an account controlled by ALSC upon receipt of such proceeds and ALSC must use all of the proceeds from the sale of the Preferred Shares and of the Loan for working capital and general business purposes in accordance with the business plan and annual budget of ALSC approved and directed after the Initial Closing by ALSC’s Board of Directors and by Lender. Notwithstanding the foregoing, the proceeds from the second Note in the principal amount of one hundred thousand dollars ($100,000) shall be used for purposes related to the Contemplated Transaction, such as the Proxy Statement, the Shareholders’ Meeting and the audit of Borrower’s consolidated financial statements for the year ended December 31, 2017, with the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

(e) Events of Default. An “Event of Default” under this Agreement shall occur if:

(i) Borrower fails to make a payment of the Principal Amount or the Accreted Principal Amount (as such term is defined in the Notes), as the case may be, or Interest on the Notes within five business days of the date any such amount is due and owing under any Note;

(ii) Borrower’s failure to comply with its obligations under Section 2(d);

(iii) Borrower’s failure to observe any provision of, or perform any obligation under, the Loan Documents;

(iv) Borrower fails to make any payment of any amount due and owing under any other loan to or other indebtedness of Borrower with an outstanding principal of $50,000 or more (“Other Material Indebtedness”) as and when due or any “event of default” as defined in the documents relating to such Other Material Indebtedness occurs;

(v) any warranty, representation or statement of Borrower contained in the Loan Documents shall have been incorrect in any material respect at the time made;

(vi) Borrower, ALSC or any of their respective officers, directors, employees, or agents commits any illegal or fraudulent act with the intent to deceive Lender;

(vii) any of the Loan Documents ceases to be in full force and effect, including the failure of the Security Agreement or other collateral document to create a valid, first priority perfected security interest in the Collateral;

(viii) the commencement by or against Borrower or ALSC of (A) proceedings under any bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar law of general applicability or applicable to insurers, now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, (B) an application for appointment, for the benefit of creditors, of a receiver or any other legal custodian with respect to Borrower’s or ALSC’s assets, or (C) an act of bankruptcy (including any fraudulent conveyance); or

(ix) the commencement by any creditor of foreclosure (by judicial proceeding, self-help, repossession or otherwise) against any collateral delivered under the Security Agreement; provided, however, that such commencement will not constitute an Event of Default if Borrower (A) disputes in good faith the validity or reasonableness of the claim underlying such proceeding, (B) gives Lender written notice of such proceeding reasonably promptly after Borrower learns of such proceeding, and (C) establishes reserves or furnishes a surety bond for such foreclosure in an amount satisfactory to the Lender.

(f) Remedies for an Uncured Event of Default. Borrower shall provide written notice to Lender of any Event of Default described in paragraphs (iii) through (vii) of Section 2(d) and shall have 28 Business Days to cure such Event of Default referenced in such notice. If Borrower fails to cure an Event of Default, then Lender, in its sole discretion, may (i) declare the entire Principal Amount (or Accreted Principal Amount as the case may be) of the Notes and all accrued and unpaid Interest thereon to be immediately due and payable and proceed accordingly under the Loan Documents, and (ii) pursue any remedy available under the Loan Documents, at law or in equity, to enforce or compel Borrower’s performance under the Notes. Furthermore, if Borrower fails to cure an Event of Default within the applicable period, then the Applicable Rate (as defined in the Notes) shall be increased by an additional 4% per annum effective immediately as of the date of the Event of Default, unless such rate of interest is not allowed by law in which case the interest rate will increase to the maximum rate allowed by law. No remedy conferred upon or reserved to Lender by this Agreement and the other Loan Documents is exclusive of any other remedy, and each such remedy is cumulative to any other remedy given now or hereinafter existing at law or in equity.

(g) Actions Upon Satisfaction of Loan. Promptly upon satisfaction of the amounts due and owing under any Notes, Lender will mark such Note as “canceled” and return it to Borrower and, upon satisfaction of the amounts due and owing under all Notes execute all instruments reasonably requested by Borrower to terminate any financing statements made in connection with this Agreement.

Section 3. Initial Closing and Initial Advance; Subsequent Advances and Subsequent Closings.

(a) Initial Closing; Deliveries at Initial Closing.

(i) Initial Closing. Unless this Agreement shall have been terminated pursuant to Section 9, and subject to the satisfaction or waiver or each of the conditions set forth in Sections 3(a)(ii) and 8, the initial closing of the Contemplated Transactions (the “Initial Closing”) shall take place by remote, electronic exchange of counterpart signature pages at the offices of Kutak Rock LLP, 1650 Farnam Street, Omaha, Nebraska 68102 on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 8, or such other date as Lender and Borrower may mutually agree to in writing (the “Initial Closing Date”).

(ii) Deliveries at the Initial Closing. At the Initial Closing, (A) Borrower shall deliver to Lender the various certificates, instruments and documents referred to in Section 8(a) below, (B) Lender will deliver to Borrower the various certificates, instruments and documents referred to in Section 8(b) below, (C) Borrower shall deliver to Lender a duly authorized and executed stock certificate representing 1,500,000 Preferred Shares that are convertible into the Conversion Shares pursuant to the Articles of Amendment free and clear of all Encumbrances, (D) Borrower will deliver to Lender one executed Note in a Principal Amount equal to five hundred thousand dollars ($500,000) and a second executed Note in a Principal Amount equal to one hundred thousand dollars ($100,000) with such second Note providing that it shall not be convertible into Conversion Shares until such time as there are sufficient authorized Borrower Common Shares available for such conversion and (E) Lender will deliver to Borrower one million five hundred thousand dollars ($1,500,000) as consideration for the Preferred Shares and six hundred thousand dollars ($600,000) as consideration for the Notes delivered at the Initial Closing for a total of two million one hundred thousand dollars ($2,100,000) by wire transfer of immediately available funds to an account designated by Borrower at least five days prior to the Initial Closing.

(b) Subsequent Advances; Subsequent Closings.

(i) Subsequent Advances. From time-to-time and in its sole discretion, Lender may make one or more Subsequent Advances to Borrower in such principal amount as determined by the Lender. At least 14 calendar days prior to the date upon which Borrower proposes that a Subsequent Advance be made, Borrower shall give to Lender a completed request for a Subsequent Advance for funds in the form attached hereto as Exhibit E (a “Request for Funds”). The additional funds requested in any Subsequent Advance cannot be more than the amount equal to the Maximum Principal Amount minus the Principal Amount as of the date of such Request for Funds.

(ii) Conditions Precedent to Subsequent Advances. The following conditions precedent must be satisfied for each Subsequent Advance made by Lender:

(A) Borrower must be, and at all times have been, in compliance with the terms and conditions of this Agreement in all material respects;

(B) Borrower’s representations and warranties contained in Section 4 must be true on and as of the date of such Subsequent Advance with the same effect as though such representations and warranties had been made on and as of the date of such Subsequent Advance giving effect however to any supplements to the Disclosure Schedule acceptable to the Lender; and

(C) Borrower and Lender must have obtained all other authorizations, approvals or permits, if any, of any governmental authority or regulatory body required in connection with the lawful issuance and sale of such Notes, which must be effective as of the date of each Subsequent Advance.

(iii) Subsequent Closings. Unless this Agreement shall have been terminated pursuant to Section 9, and subject to the satisfaction or waiver or each of the conditions set forth in Section 8, each Subsequent Closing of the Contemplated Transactions (a “Subsequent Closing”) shall take place by remote, electronic exchange of counterpart signature pages at such place and on such date as determined by Lender (the “Subsequent Closing Date”).

(iv) Deliveries at Subsequent Closings. At each Subsequent Closing, (A) Borrower shall deliver to Lender the various certificates, instruments and documents referred to in Section 8(a) below, (B) Lender will deliver to Borrower the various certificates, instruments and documents referred to in Section 8(b) below, (C) Borrower will deliver to Lender an executed Note in the Principal Amount agreed to by Lender and (D) Lender will deliver to Borrower by wire transfer of immediately available funds to an account designated by Borrower at least five days prior to the Initial Closing an amount equal to the Principal Amount of the Note for such Subsequent Advance.

Section 4. Representations and Warranties of Borrower. As an inducement to Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender that the representations and warranties contained in this Section are accurate, true, correct and complete as of the date hereof and will be accurate, true, correct and complete as of the Initial Closing Date and as of each Subsequent Closing Date, except as set forth in its Disclosure Schedules.

(a) Organization of Borrower; Subsidiaries and Affiliates. Each of Borrower and ALSC (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nebraska, (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary and (iii) has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 4(a) lists the directors and officers of Borrower and ALSC.

(b) Articles of Incorporation and By-laws; Minute Books and Stock Ledgers. The Amended and Restated Articles of Incorporation of Borrower and ALSC and the By-laws of Borrower and ALSC as delivered to Lender, respectively, are true and correct copies and are in full force and effect. Neither Borrower nor ALSC is in violation of any of the provisions of its Amended and Restated Articles of Incorporation or its By-laws. Borrower and ALSC have each delivered or made available to Lender copies of all of the minute books in its possession containing the records of the meetings of its shareholders, its Board of Directors and any committee of its Board of Directors. The minute books of each of Borrower and ALSC reflect all of the material actions taken by its Board of Directors (including each committee thereof) and its shareholders from January 1, 2014 through the date of this Agreement. The stock books and stock ledgers of each of Borrower and ALSC accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of each of them.

(c) Capitalization.

(i) Capitalization of Borrower. The entire authorized capital stock of Borrower consists of one hundred fifty million (150,000,000) shares, all having a par value of $0.001 per share, consisting of one hundred twenty million (120,000,000) shares of voting common stock, twenty million (20,000,000) shares of non-voting common stock, and ten million (10,000,000) shares of preferred stock. Borrower has 22,860,701 shares of voting common stock, par value $0.001 per share, issued and outstanding and no shares of either non-voting common stock, preferred stock or any other class of capital stock issued and outstanding. All issued and outstanding shares of Borrower voting common stock, par value $0.001 per share are validly issued, fully paid and nonassessable. Upon Borrower’s Board of Director’s approval of the Articles of Amendment and Borrower’s Board of Director’s approval and Shareholder Approval of the First Amendment to the Articles of Incorporation and immediately after the filing of the Articles of Amendment and First Amendment to the Articles of Incorporation with the Nebraska Secretary of State, the aggregate number of shares of capital stock that Borrower will be authorized to issue shall be as set forth in the Articles of Amendment and First Amendment to the Articles of Incorporation. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Borrower to issue, sell or otherwise cause to become outstanding any of its capital stock, other than pursuant to this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Borrower. There are no voting trusts, proxies, shareholders agreements or other agreements or understandings with respect to the voting of the capital stock of Borrower. Borrower shall have no debt securities that shall be outstanding as of the Initial Closing Date, other than the Notes issued pursuant to this Agreement.

(ii) Capitalization of ALSC. The entire authorized capital stock of ALSC consists of 10,000 ALSC Common Shares all of which are issued and outstanding, all of which are held of record and beneficially owned by Borrower and all of which have been duly authorized, are validly issued, fully paid and nonassessable. All of such ALSC Common Shares owned by Borrower are free and clear of any restrictions on transfer, taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Borrower is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of ALSC. ALSC has no authorized, issued or outstanding shares of preferred stock or any other class of capital stock. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require ALSC to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to ALSC. There are no voting trusts, proxies, shareholders agreements or other agreements or understandings with respect to the voting of the capital stock of ALSC. ALSC shall have no debt securities that shall be outstanding as of the Initial Closing Date except for surplus debentures in the principal amount of $550,000 payable to David Elmore, copies of which have been delivered to Lender.

(d) Authorization; Execution and Delivery; Valid and Binding. Borrower has all requisite corporate power and authority to operate its business as now conducted and has full power and authority to execute and deliver this Agreement and the Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (the “Contemplated Transactions”). Except for the Shareholder Approval, the execution and delivery of and the performance by Borrower of its obligations under this Agreement and the Loan Documents, the issuance and sale of the Notes and the issuance of the Conversion Shares upon conversion of the Notes, have been duly, validly and effectively authorized by all requisite action of Borrower’s shareholders and directors, and no other corporate proceedings on the part of Borrower or the shareholders of the Borrower are necessary to authorize the execution and delivery of this Agreement or the Loan Documents, the consummation of the Contemplated Transactions or the performance by Borrower of its obligations under this Agreement and the Loan Documents. This Agreement and the Loan Documents have been duly executed and delivered by Borrower. Assuming due authorization, execution and delivery by Lender, this Agreement and the Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable in accordance with their terms and conditions, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar Laws of general applicability or applicable to insurers, now or hereafter in effect relating to or affecting creditors’ rights and remedies generally. ALSC does not require any authorizations from its Board of Directors (except to meet the conditions in Section 8(a)(xv), (xvi) and (xviii) or Borrower as ALSC’s shareholder in connection with the execution, delivery and performance of obligations under this Agreement and the Loan Documents or to consummate the Contemplated Transactions.

(e) Approval of Articles of Amendment and First Amendment to Amended and Restated Articles of Incorporation and Conversion of Preferred Shares; Vote Required. Borrower’s Board of Directors, by resolutions duly adopted by vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved the Articles of Amendment and the First Amendment to the Amended and Restated Articles of Incorporation, has resolved to recommend that the shareholders of the Borrower adopt and approve the First Amendment to the Articles of Incorporation, directed that the First Amendment to the Articles of Incorporation be submitted to a vote of Borrower’s shareholders entitled to vote thereon at the Shareholders’ Meeting (collectively, the “Borrower Recommendation”) and approved the preparation and filing of the Proxy Statement with the SEC. Approval of the First Amendment to the Articles of Incorporation requires the affirmative vote of a majority of the votes cast by Borrower’s shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the First Amendment to the Articles of Incorporation (“Shareholder Approval”). No other vote of the shareholders of Borrower is required by applicable Law, Borrower’s Articles of Incorporation, Borrower’s By-laws or otherwise in order for the First Amendment to the Articles of Incorporation to be approved and adopted.

(f) Information Supplied in Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Borrower’s shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Borrower makes no representation or warranty with respect to such portions of the Proxy Statement that relate expressly to Lender or any of its Affiliates or to statements made therein based on information supplied by Lender for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Notice, Filings, Consents and Approvals. Except as set forth in Schedule 4(g), neither Borrower nor ALSC needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any third person or Governmental Entity in order to consummate the Contemplated Transactions.

(h) Noncontravention. Neither the execution and the delivery of this Agreement or the Loan Documents nor the consummation of the Contemplated Transactions will (i) violate or conflict with the Amended and Restated Articles of Incorporation or By-laws of Borrower or ALSC, (ii) assuming the satisfaction of the conditions in Section 8, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Borrower or ALSC is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument, note, bond, indenture, indebtedness, mortgage, concession or other instrument, arrangement or obligation to which Borrower or ALSC is a party or by which Borrower or ALSC is bound or to which any of Borrower’s or ALSC’s properties or assets is subject or (iv) result in the imposition of any Encumbrances on any of Borrower’s or ALSC’s assets except as contemplated by this Agreement and the Loan Documents.

(i) Validity of Securities.

(i) The Preferred Shares, when issued and delivered by Borrower to Lender in accordance with the terms expressed in this Agreement and assuming the accuracy of the representations and warranties of Lender set forth in Section 5, will have been duly and validly issued in compliance with all applicable Law, including federal and state securities laws, and will be fully-paid and nonassessable. Lender will have good title to the Preferred Shares, free and clear of any preemptive rights, rights of first refusal, right of first offer, drag along rights, tag along rights or similar rights, liens, proxies, voting agreements, voting trusts or similar agreements except as may have been created by or entered into by Lender. Except for restrictions arising under applicable Law, there are no restrictions on the transferability of the Preferred Shares.

(ii) The Notes, when issued and delivered by Borrower to Lender in accordance with the terms expressed in this Agreement, and assuming the accuracy of the representations and warranties of Lender set forth in Section 5, will have been duly and validly issued in compliance with all applicable Law, including federal and state securities laws. Except for restrictions arising under applicable Law, there are no restrictions on the transferability of the Notes.

(iii) The Conversion Shares, when issued and delivered by Borrower to Lender in accordance with the terms expressed in this Agreement and assuming the accuracy of the representations and warranties of Lender set forth in Section 5, will have been duly and validly issued in compliance with all applicable Law, including federal and state securities laws, and, upon conversion of the Preferred Shares or the Notes into Conversion Shares, will be fully-paid and nonassessable. Lender will have good title to the Conversion Shares, upon conversion of the Preferred Shares or Notes into Conversion Shares, free and clear of any preemptive rights, rights of first refusal, right of first offer, drag along rights, tag along rights or similar rights, liens, proxies, voting agreements, voting trusts or similar agreements except as may have been created by or entered into by Lender. Except for restrictions arising under applicable Law, there are no restrictions on the transferability of the Conversion Shares.

(j) Brokers’ Fees. Neither Borrower nor ALSC has liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions for which Lender could become liable or obligated.

(k) Litigation; Governmental Investigations. There is no (A) action, claim (including any counterclaim or cross claim), litigation, arbitration, or grievance (domestic or foreign) pending, or, to the Knowledge of Borrower, threatened, or, (B) to the Knowledge of Borrower, no domestic or foreign investigation or dispute pending or threatened, or (C) any hearing or other proceeding, at law or in equity, by or before any court or governmental or administrative body or arbitrator against, or adversely affecting in a material manner, Borrower or ALSC or their directors, officers, personnel, properties, business, operations or prospects or does or could adversely affect or challenge the legality, validity or enforceability of this Agreement, the Loan Documents or the Contemplated Transactions, and, to the Knowledge of Borrower, no meritorious basis for any such action exists. Borrower is not subject to any outstanding order, writ, judgment, injunction or decree, domestic or foreign, that might affect, singly or in the aggregate, the condition (financial or otherwise), properties, business, operations or prospects of Borrower or ALSC in any material manner. To the Knowledge of Borrower, (i) there is not pending or contemplated, any investigation by the SEC involving Borrower or any current or former director or officer of Borrower and (ii) no current or former Borrower or ALSC director, officer or employee whose services are material to Borrower’s or ALSC’s business as now conducted and as presently proposed to be conducted has been (W) arrested, indicted or convicted of any material crime, including any felony (whether material or not) or any other offense which involves theft, false statement, criminal fraud, embezzlement, false pretense or any other element of deceitfulness, untruthfulness, or falsification, (X) declared bankrupt in his or her individual capacity, (Y) a director or officer of a company that has declared bankruptcy or (Z) engaged in any activity in connection with the purchase or sale of any security or commodity in violation of federal or state securities laws.

(l) Legislative and Regulatory Matters. To the Knowledge of Borrower, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings applicable to the business, operations or properties of it or ALSC , singly or in the aggregate, that could reasonably be expected to have a Material Adverse Effect on Borrower or ALSC.

(m) SEC Filings. Except for items remaining to be filed with Borrower’s Form 10-K for the fiscal year ended December 31, 2017, Borrower has filed all forms, reports, schedules, statements, and documents required to be filed by it with, or furnished by it to, the SEC since January 1, 2014 (the “Borrower SEC Reports”). Except as set forth on Schedule 4(m), the Borrower SEC Reports (including any financial statements, supplements or schedules included therein) (i) were prepared in accordance, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Borrower is required to file any form, report or other document with the SEC. Borrower has not received any inquiries or interrogatories, whether in writing or otherwise, from the SEC, the Financial Industry Regulatory Authority (“FINRA”) or any other Governmental Entity, or been the subject of any action, audit, review or hearing by or in front of such Persons, in each case with respect to any of the Borrower SEC Reports or any of the information contained therein that have not been resolved pursuant to written communications to the Borrower. Borrower has resolved, or will have resolved, meaning that the SEC had no further comments, all comments contained in comment letters received by the Borrower from the SEC or the staff thereof prior to the Initial Closing Date and prior to any Subsequent Closing Date. Borrower maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act designed to ensure that all material information concerning Borrower and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Borrower’s SEC filings and such controls are effective.

(n) Borrower Financial Statements. Except as set forth in Schedule 4(n), each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Borrower SEC Reports (the “Borrower Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Borrower and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to Borrower and its Subsidiaries, taken as a whole). The books and records of Borrower and each of its Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP consistently applied and any other accounting requirements and applicable Law, in each case, applicable to Borrower or such Borrower Subsidiary, (ii) reflect only actual transactions, and (iii) fairly reflect all assets and liabilities of Borrower and each of Borrower’s Subsidiaries and all contracts and other transactions to which Borrower or any of the Borrower’s Subsidiaries is or was a party or by which Borrower or any of Borrower’s Subsidiaries or any of their respective businesses or assets is or was affected

(o) Borrower Accounting; Borrower Internal Control. Borrower maintains a standard system of accounting established and administered in accordance with GAAP. Borrower maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) information is recorded, processed, summarized and reported as necessary, to permit preparation of financial statements in conformity with GAAP and timely filing of Borrower SEC Reports and to maintain asset accountability, and such is accumulated and communicated to Borrower management, as appropriate, to allow timely decisions regarding required disclosure; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Management of Borrower has fully disclosed to Borrower’s auditors and the audit committee of the Borrower’s Board of Directors, and has made available to Lender true and complete copies of any such disclosure regarding, (v) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Borrower’s ability to record, process, summarize and report financial information and (vi) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrower’s internal control over financial reporting.

(p) SOX Compliance. Borrower is in compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) that are applicable to it.

(q) Foreign Corrupt Practices Act. Neither Borrower nor ALSC, nor, to the Knowledge of Borrower, any director, officer, agent, employee or Affiliate of Borrower or ALSC is aware of any action, or any allegation made by any Governmental Entity of any action, or has taken any action, directly or indirectly, (A) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (B) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Borrower or ALSC, in order to unlawfully induce such Person to act against the interest of his or her employer or principal. There is no current, pending, or, to the Knowledge of Borrower, threatened charges, actions, audits, or complaints against Borrower or ALSC or, to the Knowledge of Borrower, any director, officer, agent, employee or Affiliate of Borrower with respect to the FCPA or any other anti-corruption Law.

(r) Other Material Transactions or Material Liabilities. Neither Borrower nor ALSC is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Borrower and ALSC, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Borrower or any of its Subsidiaries in the Borrower SEC Reports.

(s) No Other Takeover Proposals. Borrower represents and warrants that neither Borrower nor ALSC is party to or bound by any agreement with respect to a Takeover Proposal other than under this Agreement.

(t) Accounting, Reserving or Auditing Irregularities. Except as set forth in Schedule 4(t), since January 1, 2014, (i) neither Borrower nor ALSC nor, to the Knowledge of Borrower, any director, officer, employee, auditor, accountant, consultant, attorney, agent, advisor or representative of Borrower or ALSC has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of Borrower or ALSC or their respective internal controls, and (ii) no director, officer, employee, auditor, accountant, consultant, attorney, agent, advisor or representative of Borrower or ALSC, whether or not employed by Borrower or ALSC, has reported evidence of a violation of applicable Laws, breach of fiduciary duty or similar violation by Borrower, ALSC or any of their officers, directors, employees or agents to the Board of Directors of Borrower or any committee thereof.

(u) Absence of Certain Changes or Events. Since January 1, 2018, (i) Borrower and ALSC have conducted their businesses in all material respects in the Ordinary Course of Business and (ii) no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) Title to Assets. Each of Borrower and ALSC has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, both real and personal, and has good title to all of its leasehold interests, in each case free and clear of all Encumbrances.

(w) Subsidiaries. Except as previously disclosed to Lender in writing by Borrower in material posted in Borrower’s data room and except for the ALSC Common Shares owned by Borrower, neither Borrower nor ALSC owns any capital stock or other equity securities of any entity and does not have any direct or indirect equity or ownership interest in any entity. Neither Borrower nor ALSC is subject to any obligation or requirement to lend funds to, guarantee funds for or to make any investment (in the form of a loan, capital contribution or otherwise) in any business or entity.

(x) Borrower Permits and Licenses. Borrower has all Licenses required by all applicable Governmental Entities for Borrower to operate in the manner in which it operates and proposes to operate. The Licenses are held free and clear of any and all claims or restrictions. No violations have occurred with respect to any of the Licenses which would have a Material Adverse Effect, singly or in the aggregate, with respect to Borrower. There is not pending or, to the Knowledge of Borrower, threatened any proceeding to revoke or limit any of the Licenses and no act or event has occurred which, with the giving of notice, lapse of time or both, could reasonably be expected to constitute a violation of any such Licenses in any material respect, would permit revocation or termination of any such Licenses or would result in any other material impairment of Borrower’s rights under any such Licenses.

(y) ALSC Licenses. ALSC has all Licenses that are necessary for the conduct of its business in the jurisdictions set forth on Schedule T of the annual statement of ALSC as of and for the year ended December 31, 2017 (the “ALSC 2017 Annual Statement”), and except as set forth in said Schedule T, such Licenses are in full force and effect and are sufficient for the ownership of its assets and the conduct of such businesses. Since January 1, 2014, ALSC has not received any written notice from any Person that any violations are being or have been alleged in respect of any such License, and no proceeding for the purpose of suspending, revoking, amending, restricting or limiting any such License is pending or, to the Knowledge of the Borrower or ALSC, threatened. Without limiting the generality of the foregoing, Schedule 4(y) contains the following: a list of all jurisdictions wherein ALSC is authorized to conduct an insurance business and maintains a valid and effective insurance License, and lists the lines, types or classes of insurance, by jurisdiction, for which ALSC is permitted to act as a direct writer or as a reinsurer. ALSC has not agreed with any Governmental Entity or other Person to the imposition of any limitation, condition or restriction on any of ALSC’s Licenses other than those limitations, conditions or restrictions as are set forth on the face of the relevant License or have been provided to the Lender in writing by ALSC. There are no outstanding orders applicable to ALSC issued by any Governmental Entity that restrict ALSC’s ability to pay dividends or regulate or establish levels of reserves or other financial ratios.

(z) Legal Compliance; Certificates of Authority.

(i) Neither Borrower nor ALSC to Borrower’s Knowledge, is, and has not been since January 1, 2014, in violation of any federal, state or local code, law, regulation or ordinance, including those laws regulating zoning, city planning, fire, safety, health, welfare, the environment, occupational safety and health, building codes or equal employment opportunity applicable to its business, properties or operations, the violation of which, singly or in the aggregate, is reasonably likely to have a Material Adverse Effect with respect to Borrower or ALSC.

(ii) ALSC is, and at all times since January 1, 2014, (x) has been, in compliance with all Laws or Governmental Orders applicable thereto or its assets, properties or businesses and (y) has filed or caused to be filed all reports, statements, documents, registrations, filings or submissions which were required by Insurance Laws applicable to its business to be filed by it, and all such filings complied with all such applicable Laws when filed. Borrower has delivered to, or will deliver to, Lender the reports reflecting the results of examinations of the affairs and financial condition of ALSC issued prior to the Initial Closing and each Subsequent Closing, as the case may be, by insurance Governmental Entities listed in Schedule 4(z)(ii), and all deficiencies or violations in such reports for any prior period will be resolved prior to the Initial Closing and each Subsequent Closing, as the case may be. Neither Borrower nor ALSC is a party to any contract with or other undertaking to, nor is it subject to any order by, or a recipient of any supervisory letter or other oral or written communication of any kind from, any Governmental Entity, which contract, order or communication may have a Material Adverse Effect on Borrower or ALSC; nor has Borrower or ALSC been advised by any Governmental Entity that such actions may be undertaken.

(iii) ALSC holds a Certificate of Authority in each of the jurisdictions set forth in Schedule T of the ALSC 2017 Annual Statement, and ALSC has delivered to Lender a true, complete and correct copy thereof. Each such Certificate of Authority is valid and in full force and effect and no event has occurred as of the date hereof that, with or without notice or lapse of time or both, would reasonably be expected to result in a Deficiency. No Deficiency has been threatened in a writing delivered to Borrower or ALSC. As of the Initial Closing Date and each Subsequent Closing Date, as the case may be, such Certificate of Authority will be valid and in full force and effect and no event has occurred as of the Initial Closing Date or each Subsequent Closing Date, as the case may be, that, with or without notice or lapse of time or both, would reasonably be expected to result in a Deficiency.

(iv) Immediately prior to the Initial Closing and each Subsequent Closing, ALSC will have valid legal title to, free and clear of any Encumbrances, at least the minimum amount of assets required by the Governmental Entity of each jurisdiction in which ALSC holds a Certificate of Authority at such time, for ALSC to remain in compliance as a licensed insurer in such jurisdiction.

(aa) Insurance Issues and State Insolvency Funds. ALSC has no outstanding powers of attorney or any Liability as guarantor, surety, cosignor or endorser. ALSC has received no notice of any assessment against ALSC by any state insurance guaranty or insolvency fund or similar organizations in connection with such association’s insurance guaranty fund other than those which are paid or accrued on the books of ALSC as of the date hereof or will be as of the Initial Closing Date and each Subsequent Closing Date, as the case may be.

(bb) ALSC Financial Statements and Regulatory Statements.

(i) The Borrower has provided Lender with (i) the annual statement of ALSC as of and for the years ended December 31, 2017, 2016 and 2015 and (ii) the audited statutory financial statements of ALSC for the years ended December 31, 2016 and 2015, and (iii) the unaudited statutory financial statements of ALSC for the year ended December 31, 2017, and (iv) the unaudited balance sheet of ALSC as of March 31, 2018 and the related statements of income and cash flows, as filed with the Nebraska Department, for the three (3) month period then ended (the statements referenced in (i) - (iv) above, collectively, the “Regulatory Statements”). Prior to the Initial Closing Date and each Subsequent Closing, Schedule 4(bb)(i) shall be updated to set forth the unaudited balance sheet of ALSC as of the most recent three, six or nine month period for 2018 prior to the Initial Closing Date and each Subsequent Closing, as the case may be, and the related statements of income and cash flows, as filed with the Nebraska Department, for such period then ended and shall be deemed to be included within the definition of Regulatory Statements. The Regulatory Statements (A) were derived from and are consistent with the books and records, (B) were prepared in accordance with SAP applied on a consistent basis during the period presented, (C) present fairly, in all material respects, the statutory financial position of ALSC at the respective dates thereof, and the statutory results of its operations and cash flows for the periods then ended (subject, in the case of any interim financial statements included in the Regulatory Statements, to normal year-end adjustments that are not or would not be material in amount or effect, and to the absence of footnotes), and (D) were prepared in compliance with ALSC’s internal control procedures. No material deficiency has been asserted by any Governmental Entity with respect to any of the Regulatory Statements that remains unresolved.

(ii) ALSC had no Liabilities other than the Liabilities that are provided for or reflected in the Regulatory Statements as of and for the period ended reflected in the Regulatory Statements and Liabilities in the Ordinary Course of Business.

(iii) There are no approved variances or permitted practices utilized in the preparation of any of the Regulatory Statements.

(cc) Reserves. The opinion of ALSC’s third party actuary dated as of December 31, 2017 has been previously provided to Lender and has not been amended in any fashion. Since such date:

(i) ALSC has made no changes in its reserving practices or in the actuarial assumptions on which such practices are based; and

(ii) there have been no material adverse changes required to be made to its reserves by any regulatory authority or by any change in circumstances

(dd) Admitted Assets. ALSC has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws.

(ee) SAP Statements. ALSC has filed or submitted all ALSC SAP Statements required to be filed with or submitted to the Nebraska Department on forms prescribed or permitted by such department. Prior to the date of this Agreement, ALSC has provided to Lender a complete and correct copy of the following ALSC SAP Statements, in each case together with the exhibits, schedules and notes thereto: (i) the annual statement of ALSC as of and for the annual periods ended December 31, 2015, December 31, 2016 and December 31, 2017, in each case as filed with the Nebraska Department, and (ii) the quarterly statements of ALSC as of and for the quarterly period ended March 31, 2018, as filed with the Nebraska Department. The ALSC SAP Statements (A) have been derived from and are in accordance with the books and records of ALSC, (B) have been prepared in accordance with all applicable Laws (including Insurance Laws) and the statutory accounting practices prescribed or permitted by the Nebraska Department, and (c) fairly present, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of ALSC as at the respective dates of, and for the periods referred to therein. No material deficiency has been asserted by any insurance regulator with respect to any of the ALSC SAP Statements that remains unresolved prior to the date hereof. Schedule 4(ee)(i) sets forth a true and complete list of all accounting practices used by ALSC in connection with the ALSC SAP Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual and all such departures have been approved in writing by the applicable Insurance Regulator, in accordance with applicable Law.

(ff) SAP Reserves. The ALSC SAP Statements, as of the date thereof, set forth all of the reserves of ALSC as of such date (collectively, the “ALSC SAP Reserves”). The ALSC SAP Reserves (i) were determined in accordance with SAP consistently applied, (ii) were computed on the basis of methodologies consistent in all material respects with those used in prior periods, (iii) were fairly stated in all material respects in accordance with sound actuarial principles, (iv) were established in accordance with product insurance practices generally followed in the insurance industry and (v) satisfied the requirements of all applicable Laws in all material respects. The statements in (iii), (iv) and (v) are made to the Knowledge of Borrower in reliance on the report of its independent actuaries.

(gg) Undisclosed Liabilities. Borrower has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for liabilities set forth in the most recent Borrower Financial Statements and Liabilities in the Ordinary Course of Business which are not material. ALSC has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for liabilities set forth in the most recent Regulatory Statements and Liabilities in the Ordinary Course of Business which are not material.

(hh) Tax Matters.

(i) All Tax Returns required to be filed by or with respect to Borrower or ALSC under applicable Laws and regulations have been timely filed; all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations; all Taxes due and owing by Borrower or ALSC (whether or not shown on any Tax Return) have been paid; and except for the tax year 2017, neither Borrower nor ALSC is currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2014, no claim has ever been made in writing by an authority in a jurisdiction where Borrower or ALSC does not file Tax Returns that Borrower or ALSC is or may be subject to taxation by that jurisdiction. There are no liens or other encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Borrower or ALSC.

(ii) Since January 1, 2014, Borrower and ALSC have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(iii) No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings (“Tax Contests”) are pending or being conducted with respect to Borrower or ALSC. Neither Borrower or ALSC has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where ALSC has not filed Tax Returns) any pending (A) notice indicating an intent to open an audit or other review, or (B) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Borrower or ALSC.

(iv) There is no pending dispute or claim concerning any Tax liability of Borrower or ALSC either (A) claimed or raised by any authority in writing or (B) as to which the Borrower or ALSC has Knowledge. Borrower has delivered to Lender complete copies of all federal, state, local, and non-U.S. income Tax Returns (including with respect to any insurance premium filings) filed with respect to Borrower and ALSC for taxable periods ended on or after December 31, 2014, no such Tax Returns that have been audited, and no such Tax Returns are the subject of audit. Borrower and ALSC have delivered to Lender correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Borrower or ALSC filed or received since December 31, 2014.

(v) Neither Borrower nor ALSC has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi) Neither Borrower nor ALSC is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (B) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). Neither Borrower nor ALSC is party to or bound by any Tax Sharing Arrangement. Neither Borrower nor ALSC: (x) has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than its Affiliated Group consisting of Borrower and ALSC, and (y) does not have any liability for the Taxes of any Person (other than ALSC) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

(vii) Neither Borrower nor ALSC will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Initial Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Initial Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding provision of state, local, or non-U.S. Tax law) executed on or prior to the Initial Closing Date; (C) intercompany transactions or excess loss account described in Treasury Regulations under Code §1502 ((or any corresponding provision of state, local, or non-U.S. Tax law); (D) installment sale or open transaction disposition made on or prior to the Initial Closing Date; or (E) prepaid amount received on or prior to the Initial Closing Date.

(viii) Neither Borrower nor ALSC has (A) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local, or non-U.S. Tax law), or (B) engaged, or been deemed to have engaged, in any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction”, as set forth in Section 1.6011-4(b)(2) of the U.S. Treasury Regulations, or (C) been a party to any “reportable transaction”, as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(ix) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advance memoranda or other similar arrangements or rulings (including any gain recognition agreements under Section 367 of the Code) have been entered into with, issued by, or filed with any Taxing Authority with respect to Borrower or ALSC.

(x) Neither Borrower nor ALSC has been a party to a transaction intended to qualify as tax free, in whole or in part, under §355 of the Code since May 1, 2013.

(xi) Neither Borrower nor ALSC has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(xii) With respect to ALSC: (A) for all taxable periods (or portions thereof) open for assessment, ALSC is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code; (B) Tax reserves of ALSC have been computed and maintained in the manner required under Sections 807, 817, 817A and 846 of the Code and any Treasury Regulations and administrative guidance issued thereunder; (C) ALSC has properly accounted for material “specified policy acquisition expenses” as required by Section 848 of the Code; and (D) all reinsurance contracts entered into by ALSC are insurance contracts for purposes of the Code and are not subject to recharacterization under Section 845 of the Code.

(xiii) Neither Borrower nor ALSC will be required to include any adjustment in taxable income for any Tax period or portion thereof after the Initial Closing Date under Section 807(f) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Tax period or portion thereof prior to the Initial Closing Date.

(xiv) Each of the life insurance and annuity policies issued by ALSC or a company acquired and merged into ALSC have complied with Sections 72(s) and 7702 of the Code. There are no Liabilities that may result from the Tax treatment of the life insurance and annuity policies issued, assumed, exchanged, modified or sold by ALSC or a company acquired and merged into ALSC being less favorable to the purchaser, policyholder, account holder, other holder or intended beneficiaries thereof than the Tax treatment (including under the Code) for which such policies, products, plans or contracts qualified or purported to qualify at any or all times on or since their issuance, assumption, exchange, modification or purchase.

(xv) Neither Borrower nor ALSC is party to any “hold harmless” or indemnification agreements regarding the Tax qualification and treatment of any product or plan sold, issued, entered into or administered by ALSC (whether developed by, administered by, or reinsured with any unrelated third party).

(xvi) ALSC is treated, for United States federal income Tax purposes, as the owner of the assets underlying the life insurance and annuity policies entered into or sold by ALSC (whether developed by, administered by or reinsured with any unrelated third party) that are provided under or connected with either a plan described in Section 401(a), 403(a), 403(b), 408 or 457 or any similar provision of the Code or any Employee Benefit Plan.

(xvii) To each of Borrower’s and ALSC’s Knowledge, neither Borrower nor ALSC has received any credits for Taxes from any Governmental Authority that are subject to recapture as a result of the Contemplated Transactions or the Loan Documents.

(xviii) Schedule 4(hh)(xviii) lists all material tax elections affecting Borrower or ALSC.

(ii) Technology and Intellectual Property.

(i) Buyer has been given access to review (A) Intellectual Property owned by Borrower and ALSC, (B) pending patent applications and applications for registrations of other Intellectual Property filed by Borrower or ALSC (of which there are none), (C) unregistered trade names and corporate names owned by or under which Borrower or ALSC conducts its business, and (D) all other Intellectual Property owned by Borrower or ALSC (collectively, the “Owned Intellectual Property”).

(ii) Borrower or ALSC is the sole and exclusive owner of, and has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, sell and license, without payment to any other Person, all of the Owned Intellectual Property, free and clear of any Encumbrances, and the consummation of the Contemplated Transactions does not and will not conflict with, alter or impair any such rights. During the past five years, neither Borrower nor ALSC has received any written notice or any notice from any Person asserting any ownership interest in the Owned Intellectual Property.

(iii) Schedule 4(ii)(iii) sets forth a list of all Intellectual Property that is licensed by Borrower or ALSC from another Person (collectively, the “Licensed Intellectual Property” and, together with the Owned Intellectual Property, the “Borrower Intellectual Property”). With respect to the Licensed Intellectual Property:

(A) each contract covering such Licensed Intellectual Property is legal, valid, binding, enforceable and in full force and effect and the applicable entity among Borrower and ALSC possesses legally enforceable rights to use, in the manner currently used and proposed to be used, the Licensed Intellectual Property, and the consummation of the Contemplated Transactions does not and will not conflict with, alter or impair any such rights;

(B) neither Borrower (nor ALSC) nor, to the Knowledge of Borrower and ALSC any other party to a contract covering such Licensed Intellectual Property is in breach or default, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder, and no party to such contract has repudiated any provision thereof; and

(C) neither Borrower, ALSC, nor any employee, agent, consultant or independent contractor thereof, has modified, enhanced or prepared a derivative component of any Licensed Intellectual Property.

(iv) Borrower Intellectual Property constitutes all of the Intellectual Property that is necessary to operate and conduct the business of Borrower and ALSC as currently conducted and proposed to be conducted.

(v) Buyer has been given access to review a list of all of Borrower Intellectual Property that (A) is licensed by Borrower or ALSC to another Person or (B) another Person has access to or a right to use, sell or distribute, other than agreements with customers in the Ordinary Course of Business. Other than as set forth on Schedule 4(ii)(v), neither Borrower nor ALSC has granted to any Person any options, licenses or agreements relating to Borrower Intellectual Property.

(vi) Neither Borrower nor ALSC has challenged, or is currently challenging, the validity, ownership or right to use, sell, license, distribute, or dispose of, any Intellectual Property rights of any other Person. Neither Borrower nor ALSC has, nor are they currently infringing, misappropriating or diluting any Intellectual Property right of any Person, and neither Borrower nor ALSC has received any written notice or any oral notice from any Person claiming that Borrower or ALSC, the operation of their business or any of their acts, products, technologies, or services infringes, misappropriates, violates or dilutes any Intellectual Property right of any Person. No Person has infringed, violated or misappropriated or is currently infringing, violating or misappropriating or challenging the validity, ownership or right to use, sell, license, distribute, or dispose of, any of Borrower Intellectual Property. Neither Borrower nor ALSC is subject to any outstanding action (other than in the ordinary course of prosecution of pending applications for patents and other registrations included in Borrower Intellectual Property) or settlement involving Borrower Intellectual Property.

(vii) All registrations, applications and filings, including maintenance and renewal fees, necessary to preserve the rights of Borrower and ALSC in respect of the Registered Intellectual Property have been made, are in effect and are in good standing in all material respects. No registrations with respect to Borrower Intellectual Property (including, without limitation, patent registration) have been rejected or revoked by any Governmental Entity.

(viii) Each current and former employee, consultant, contractor or other Person who has contributed to or participated in the creation or development of any Owned Intellectual Property on behalf of Borrower or ALSC or any predecessors in interest thereto has a legal duty sufficient to vest all right, title, and interest in Borrower or ALSC of all such Owned Intellectual Property created by such employee in the scope of his or her employment with such entity (each a “Work Product Agreement”). Neither Borrower nor ALSC have any written Work Product Agreements. No current or former employee, consultant or contractor or any other Person will, after giving effect to the Contemplated Transactions, have any right, claim or interest in or to any Owned Intellectual Property.

(ix) Borrower and ALSC have taken commercially reasonable actions to protect, and where necessary to register, Borrower Intellectual Property. Borrower and ALSC have not taken any action that would materially impair or otherwise materially adversely affect its rights in Borrower Intellectual Property.

(x) Borrower and ALSC have taken commercially reasonable steps to protect and preserve the confidentiality of all Borrower Intellectual Property. No trade secret included in Borrower Intellectual Property has been authorized to be disclosed or has been actually disclosed by Borrower or ALSC to any Person other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof.

(xi) No software included within Borrower Intellectual Property contains any “back door,” “time bomb,” “Trojan horse,” “drop dead device,” “virus,” spyware or other software routines designed to permit unauthorized access or enable the unauthorized collection of data, to hinder, disable or erase software, hardware, or data, or to perform any other such actions. Neither Borrower, ALSC, nor the employees, agents or subcontractors thereof have at any time knowingly or intentionally introduced or caused to be introduced any such routine into such software. The source code for the software included within the Owned Intellectual Property is not in the possession of any other Person, and Borrower and ALSC have used commercially reasonable efforts consistent with industry standards to maintain the confidentiality of such source code.

(xii) The software or freeware used in, incorporated into, integrated or bundled with Borrower Intellectual Property does not contain any open source software, freeware, or other software distributed under similar licensing or distribution models (including software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License, the Mozilla Public License, the Netscape Public License, the Sun Community License (SCSL), the Sun Industry Standards License (SISL), the BSD License, or the Apache License), and no such software has been incorporated into any of Borrower Intellectual Property that would in any way obligate Borrower or ALSC to disclose to any other Person the source code for any such software. Borrower and ALSC are in compliance with the open source license for each of the open source software programs set forth in Schedule 4(ii)(xii).

(xiii) All of the material computer systems that are used in the businesses of Borrower or ALSC as currently conducted, including hardware, software, databases, firmware, telecommunications and related cabling, wiring and peripherals (collectively, the “Information Technology Systems”) are in good working order and have capacity and functions that are adequate for the conduct of the businesses of Borrower and ALSC, as conducted as of the date hereof and anticipated to be conducted in the future. No part of the Information Technology Systems is or has ever been infected by any virus or other extraneously induced malfunction that has caused a material loss of performance of the Information Technology Systems or the loss of any material data stored on the Information Technology Systems, no part of the Information Technology Systems has experienced any substantial and unscheduled outage or malfunction and there has been no breach, security incident or unauthorized access to or disclosure, use or loss of any personally identifiable information, whether on or through the Information Technology Systems or through any third-party service provider working on behalf of Borrower or ALSC, that has required notification to any Person or Governmental Entity pursuant to any applicable breach notification Laws or privacy Laws, or that has required the taking of any other action as required by any privacy Law. Borrower and ALSC are in compliance with their own privacy and security policies and any Privacy Laws. To the extent not restricted by applicable Law or by their own internal privacy and security policies to the extent not waivable by the Borrower or ALSC, neither Borrower nor ALSC is prohibited from providing Lender with, or transferring to Lender, all or any portion of the personally identifiable information and other confidential information collected, processed, stored, acquired and used in the conduct of the businesses of Borrower or ALSC on or after the date hereof, in connection with the Contemplated Transactions. Borrower and ALSC have implemented and followed industry standard security programs and policies containing technical and organizational measures to protect and safeguard personally identifiable information, including ongoing review and updating of all such plans and policies.

(xiv) Borrower has implemented reasonable and industry standard plans, in the event of a failure of the Information Technology Systems (whether due to natural disaster, power failure or otherwise), intended to reasonably minimize any disruption to the operations of Borrower or ALSC in the event of such a failure.

(jj) Real Property.

(i) Schedule A of the ALSC 2017 Annual Statement lists all real property (collectively, the “Real Property”) owned by ALSC. ALSC owns the Real Property free and clear of any right of any third party to sell, convey or otherwise dispose of the same. Borrower owns no Real Property.

(ii) Schedule A of the ALSC 2017 Annual Statement lists and describes briefly all real property leased or subleased to Borrower or ALSC. Borrower has delivered or made available to Lender correct and complete copies of said leases and subleases. With respect to each material lease and sublease above:

(A) the lease or sublease is legal, valid, binding, enforceable and in full force and effect in all material respects;

(B) Neither Borrower nor ALSC is, and have no Knowledge that any other party to the lease or sublease is, in material breach or default, and neither Borrower nor ALSC has any Knowledge that any event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

(C) Neither Borrower nor ALSC has, and neither Borrower nor ALSC has Knowledge that any other party to the lease or sublease has, repudiated any material provision thereof;

(D) there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(E) Neither Borrower nor ALSC has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(F) all facilities leased or subleased thereunder have received all approvals of (i) Governmental Entities (including material licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws, rules and regulations in all material respects and (ii) any third-parties with private rights to limit or regulate the use of operation thereof.

(kk) Tangible Assets. The tangible assets that each of Borrower and ALSC owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear).

(ll) Contracts. Schedule 4(ll) lists the following contracts and other agreements to which Borrower or ALSC is a party (collectively, the “Contracts”):

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(ii) any agreement (or group of related agreements) for the purchase, sale or license, as applicable, of raw materials, commodities, supplies, products, software or other personal property or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $5,000;

(iii) any agreement concerning a partnership, joint venture or limited liability company agreements (excluding investment portfolio transactions in the Ordinary Course of Business);

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with or including Borrower or Borrower’s Affiliates;

(vii) any marketing agreement or similar arrangement between ALSC and any third party insurance carrier whereby ALSC has agreed to sell and solicit to the insurance buying public insurance products underwritten by such third party insurance carrier;

(viii) any agreement between ALSC or Borrower and a third party entity pursuant to which the third party entity has agreed to provide third party administrative services, including without limitation billing and collection of premium on behalf of ALSC;

(ix) any agreement relating to capital expenditures or purchases of assets or properties (other than purchase orders for such items in the Ordinary Course of Business);

(x) any agreement involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, satisfied and discharged, other than any such contracts concerning the routine collection of debts entered into in the Ordinary Course of Business;

(xi) any agreement granting to any Person a right of first refusal or option to purchase or acquire any capital stock, assets or rights of ALSC;

(xii) all Agent Contracts under which ALSC is obligated as of the date of this Agreement to pay commissions;

(xiii) any other contract that is material to the business and is not terminable upon 90 calendar days’ written notice without penalty or premium;

(xiv) any other agreement (or group of related agreements) other than Insurance Policies, the performance of which involves consideration in excess of $25,000.

Borrower and ALSC have delivered to Lender, or have given Lender an opportunity to review, a correct and complete copy of each Contract listed in Schedule 4(ll). With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable and in full force and effect; (B) ALSC is not in breach and, to the Knowledge of Borrower or ALSC, no other party is in breach or default, and neither Borrower nor ALSC has any Knowledge that any event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract that would have a material adverse effect ; and (C) no party has repudiated any provision of the Contract.

(mm) Insurance Policies. Borrower has provided or made available to Lender to review the form of each in-force Insurance Policy.

(nn) Notes and Accounts Receivable; Accounts Payable. All notes and accounts receivable of Borrower and ALSC are reflected properly on their books and records and are valid receivables subject to no setoffs or counterclaims. Each of Borrower and ALSC are current on all accounts payable.

(oo) Operations Insurance. Schedule 4(oo) sets forth a list of each operations insurance policy to which Borrower or ALSC is a party, a named insured or otherwise the beneficiary of coverage.

All such Insurance Policies are in full force and effect and all premiums payable under such policies either have been timely paid or adequate provisions for the payment thereof has been made. No written notice of cancellation or termination has been received by Borrower or ALSC with respect to any such Insurance Policies. No basis exists for early termination of any such Insurance Policies on the part of the insurer other than the Borrower’s existing director and officer liability insurance policy as a result of the Initial Closing, no facts or circumstances exist which would relieve the insurer under any such Insurance Policies of its obligation to satisfy in full (net of deductibles) any valid claim of Borrower or ALSC thereunder, as applicable and no material insurance claim under any such Insurance Policies is being disputed or was, since January 1, 2014, denied, by the insurer. Neither Borrower nor ALSC is in default with respect to its obligations under any of such Insurance Policies.

(pp) Employee Benefits Plans.

(i) Schedule 4(pp) sets forth each employee benefit plan (as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, employee stock ownership, restricted stock, incentive, compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, vacation pay, cafeteria, unemployment compensation, severance and other benefit plans, programs or arrangements, and all employment, termination, change in control, “golden parachute,” restrictive covenant, severance and other contracts or agreements, that are maintained, contributed to or sponsored by Borrower or ALSC or with respect to which Borrower or ALSC has an obligation to contribute or otherwise has any liability or reasonable expectation of liability (collectively, the “Plans”).

(ii) With respect to each Plan, Borrower has made available to Lender a true and complete copy of each of the following documents, if applicable: (A) all of the documents pursuant to which such Plan is maintained, administered and funded, including (without limitation) the plan documents and amendments thereto, all trust agreements and other funding arrangements, custodial agreements, insurance contracts, administration and service contracts, investment management agreements, investment advisor agreements, subscription and participation agreements, recordkeeping agreements, summary plan descriptions and summaries of material modifications, (B) the three most recently filed Internal Revenue Service (“IRS”) Forms 5500 with all applicable attachments and schedules thereto, (C) the most recently received IRS determination letter or favorable opinion letter and all other material correspondence with Governmental Entities, (D) results of all nondiscrimination, top-heavy, and other compliance testing for the three most recently ended plan years, (E) the three most recent actuarial reports, (F) a current schedule of the Plan’s assets (and the fair market value thereof assuming liquidation of any asset that is not readily tradeable) held with respect to any Plan that is funded, (G) all employee elections under Section 83(b) of the Code, (H) all participant election forms under each Plan that is a nonqualified deferred compensation plan, and (I) the three most recently prepared financial statements and the accountant’s opinions of such financial statements in connection with each such Plan. Except as set forth in Schedule 4(pp)(ii), there are no perquisites provide (or committed to be provided) to executive level employees.

(iii) None of Borrower, ALSC or any ERISA Affiliate (including any entity that during the past six years was a subsidiary of Borrower or ALSC) has now or at any time in the prior six years, contributed to, had an obligation to contribute to, sponsored or maintained a Multiemployer Plan within the meaning of Section 3(37) of ERISA or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the Plans provides for or promises retiree medical, retiree disability, retiree life insurance or other retiree welfare benefits to any current or former employee, officer or director of Borrower or ALSC (other than as required by Section 4980B of the Code or applicable state continuation coverage Law).

(iv) To the Knowledge of the Borrower and ALSC, each Plan has been operated in accordance with its terms and in material compliance with the requirements of all applicable Laws including ERISA and the Code. No action or audit is pending or, to the Knowledge of Borrower or ALSC, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(v) To the Knowledge of the Borrower and ALSC, each Plan that is an Employee Pension Benefit Plan is the subject of a favorable determination letter or favorable opinion letter issued by the IRS with respect to the qualified status of such Plan under Section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such Plan under Section 501(a) of the Code; all amendments to any such Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and, to Borrower and ALSC’s Knowledge, no event has occurred that will or could give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code.

(vi) All contributions, premiums or payments required to be made with respect to any Plan have been made or properly accrued on or before their due dates.

(vii) Each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) that is subject to the requirements of Section 409A of the Code and all applicable IRS guidance promulgated thereunder (collectively, “Section 409A”), (A) was operated in good faith compliance with Section 409A between January 1, 2005 and December 31, 2008 and (B) has complied in form and operation with the requirements of Section 409A since January 1, 2009. With respect to any Person receiving benefits under or pursuant to a Plan that is a nonqualified deferred compensation plan, Schedule 4(pp)(vii) sets forth the payment schedule and respective payment amounts.

(viii) None of the assets of any Plan are invested in employer real property or are invested in employer securities.

(ix) To Borrower and ALSC’s Knowledge, none of Borrower or ALSC, or any of their ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code.

(x) To the Knowledge of the Borrower and ALSC, each Plan that constitutes a “group health plan” (as defined in Section 607(i) of ERISA or Section 4980B(g)(2) of the Code) has been operated in compliance with applicable Law, including the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA, the portability and nondiscrimination requirements of Sections 9801 and 9802 of the Code, and the requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA, to the extent such requirements are applicable.

(xi) To the Knowledge of the Borrower and ALSC, there have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

(xii) There have been no acts or omissions by Borrower or ALSC, or any of their ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under any applicable Law, including ERISA and the Code.

(xiii) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (A) entitle any employee of Borrower or ALSC to severance pay or any increase in severance pay upon termination of employment after the date hereof; or (B) accelerate the time of vesting or the time of payment, or result in any payment or funding (through a grantor trust or otherwise), or increase the amount, of compensation or benefits due to any current or former director, officer or employee of Borrower or ALSC, or any of their ERISA Affiliates. Schedule 4(p)(xiii) sets forth a good faith estimate of all parachute payments (including excess parachute payments) anticipated by Borrower or ALSC to be paid in connection with Contemplated Transactions prepared in accordance with the principles and methodologies set forth in Treasury Regulation Section 1.280G-1 and other applicable guidance.

(xiv) Except as otherwise required by law, Borrower or ALSC retains the right to amend or terminate any Plan.

(qq) Labor and Employment Matters.

(i) Neither Borrower nor ALSC is a party to any collective bargaining, trade union or other labor union contract applicable to Persons employed by Borrower or ALSC, and, to the Knowledge of Borrower or ALSC, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Borrower or ALSC; there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of Borrower or ALSC, threatened between Borrower or ALSC and any of their respective employees and neither Borrower nor ALSC has experienced any controversy, strike, slowdown or work stoppage within the prior five years; there are no unfair labor practice complaints pending or, to the Knowledge of Borrower or ALSC, threatened against Borrower or ALSC before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Borrower or ALSC; Borrower and ALSC are currently in material compliance with all Laws relating to the employment of labor, including those related to wages and hours; there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Borrower or ALSC has employed or currently employs any Person; and since January 1, 2014, Borrower and ALSC have not misclassified any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages as an employee of Borrower or ALSC (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and neither Borrower nor ALSC employs or engages any volunteer workers, paid or unpaid interns or any other unpaid workers.

(ii) Borrower has delivered to Lender a complete and accurate list of the following information for each employee of Borrower and ALSC: the name, current annual salary rate, bonus for 2017, anticipated bonus for 2018, the date of first employment, a description of position or job function, and accrued and unused paid time off (including vacation and sick leave) entitlement. Borrower has provided to Lender a true and complete copy of each employee handbook of Borrower and ALSC.

(rr) Environment, Health and Safety Matters. To its Knowledge, ALSC is, and has been, in compliance with all applicable Environmental Laws, (ii) there is no action relating to or arising under Environmental Laws that is pending or, to the Knowledge of Borrower or ALSC, threatened against Borrower or ALSC or any real property currently operated or leased by Borrower or ALSC, (iii) neither Borrower nor ALSC has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws and (iv) to Borrower’s Knowledge, no facts, circumstances or conditions exist with respect to Borrower or ALSC including at any property currently or formerly owned, operated or leased by Borrower or ALSC that could result in Borrower or ALSC incurring liabilities under Environmental Laws.

(ss) Reinsurance. Schedule S of the ALSC 2017 Annual Statement sets forth a list of all agreements of assumed and ceded reinsurance of ALSC under which there remains any outstanding liability or reinsurance recoverable. Copies of each such agreement (including any amendments thereof) have been provided to Lender.

(tt) ALSC Internal Controls.

(i) ALSC makes and keeps books, records and account, which, in reasonable detail, accurately reflect the transactions and disposition of the assets of ALSC and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with SAP and to maintain accountability for its assets; (C) access to its assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(ii) ALSC has not received any non-frivolous complaint, allegation or claim, in writing, asserting that ALSC has engaged in improper accounting, reserving or auditing practices.

(uu) Registration Rights. Borrower is under no obligation, contractual or otherwise, to register under the Securities Act, any of its presently outstanding securities or any securities that may subsequently be issued by Borrower.

(vv) Offering Valid. Assuming the accuracy of the representations and warranties of Lender contained in Article V, the offer, sale and issuance of the Notes and Conversion Shares, respectively, will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(ww) Investment Company. Borrower is not, and will not be as a result of the Contemplated Transactions, an investment company within the meaning of the Investment Company Act of 1940, as amended.

(xx) [Reserved.]

(yy) No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Disclosure Schedules, neither Borrower nor ALSC or any other Person on behalf of either Borrower or ALSC makes any other express or implied representation or warranty with respect to Borrower or ALSC or any information provided to Lender with respect to Borrower or ALSC.

Section 5. Representations and Warranties of Lender. As an inducement to Borrower and ALSC to enter into this Agreement, Lender hereby represents and warrants to Borrower and ALSC that the representations and warranties contained in Section 5 are accurate, true, correct and complete as of the date hereof and will be accurate, true, correct and complete as of the Initial Closing Date and as of each Subsequent Closing Date, as the case may be, except as set forth in its Disclosure Schedule.

(a) Organization of Lender. Lender (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) Authorization of Transaction. Lender has all requisite organizational power and authority to operate its business as now conducted and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due authorization, execution and delivery by Borrower, this Agreement constitutes the valid and legally binding obligation of Lender, enforceable in accordance with its terms and conditions, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar Laws of general applicability or applicable to insurers, now or hereafter in effect relating to or affecting creditors’ rights and remedies generally. Lender has obtained any necessary or appropriate authorizations from its Managing Member to perform its obligations hereunder. Lender has adequate unrestricted funds to complete the Initial Closing.

(c) Notice, Filings, Consents and Approvals. Except as set forth in Schedule 5(c), Lender does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any third person or Governmental Entity in order to consummate the Contemplated Transactions.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Entity to which Lender is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Lender is a party or by which it is bound or to which any of its assets is subject.

(e) Brokers’ Fees. Lender has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions for which Borrower or ALSC could become liable or obligated.

(f) Investment. Lender is buying the Preferred Shares and the Notes for investment only and not with a view to resale in connection with any distribution of any of the Preferred Shares or the Notes except in compliance with the Securities Act and all other applicable securities Laws. Lender understands and acknowledges that the Preferred Shares and the Notes shall not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except in compliance with such Laws. Lender is able to bear the economic risk of holding the Preferred Shares and the Notes for an indefinite period, including a complete loss of its investment in the Preferred Shares and the Notes, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in the Preferred Shares and the Notes.

(g) Accredited Investor. Lender represents that it (a) qualifies as an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; and (b) has had the opportunity to require appropriate information and discuss the Borrower’s business, management, and financial affairs with Borrower’s management and ask questions and such discussions and inquiries have been to the full satisfaction of Lender.

(h) Regulatory Disclosure. Lender acknowledges that Borrower may be required to disclose to insurance or securities regulatory authorities or other governmental entities certain information concerning Lender and its owners, and, if required by applicable insurance or securities Law or orders or by any insurance or securities commission or other regulatory authority, Lender will, in a timely manner, execute, deliver, file and otherwise assist Borrower in filing, such reports, undertakings and other documents with respect to the issuance and sale of the Preferred Stock and the Loans as may be required or requested by Borrower to enable Borrower to comply with applicable insurance or securities Law.

(i) Source of Funds. None of the funds provided to by Lender to meet its obligations hereunder (i) have been or will be derived from or related to any activity that is deemed criminal under U.S. federal or state laws or the laws of any other jurisdiction including the laws of the USA Patriot Act and the Office of Foreign Assets Control, or (ii) are being tendered on behalf of a person or entity who has not been identified to Borrower.

(j) No Other Representations or Warranties of Lender. Except for the representations and warranties of Lender set forth in this Section 5, Lender makes no other representations and warranties (whether express or implied) with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement.

Section 6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Initial Closing.

(a) General. Each of the Parties will use their or its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

(b) Notices and Consents. Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of any third parties or Governmental Entities in order for the Parties to consummate the transactions contemplated by this Agreement.

(c) Operation of Business. Except (i) as required by applicable Law or by the terms and conditions of this Agreement, (ii) as Lender otherwise consents in writing in advance or (iii) as contemplated by this Agreement, prior to the Initial Closing Borrower shall cause each of Borrower and ALSC to: (A) use its commercially reasonable efforts to maintain its business, assets and operations as an ongoing concern in accordance with past practice, provided that it shall not conduct any business other than as may be necessary for ALSC to maintain its Certificate of Authority, (B) use its commercially reasonable efforts to preserve intact such Certificate of Authority, and maintain material relationships and goodwill with its regulators, and, except as otherwise required under the terms of this Agreement or with the prior written consent of Lender and (C) not do any of the following:

(i) enter into any reinsurance or retrocessional treaty or agreement, slip, binder, cover note or similar arrangement;

(ii) declare, set aside or pay any dividend or make any distribution with respect to Borrower Common Shares or ALSC Common Shares or redeem, purchase or otherwise acquire any Borrower Common Shares or ALSC Common Shares;

(iii) create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligations;

(iv) authorize for issuance, deliver, transfer, issue, sell, grant, pledge or otherwise dispose of or encumber any shares of Borrower Common Shares or ALSC Common Shares, any other voting securities or any securities convertible into or exchangeable for, or any options, warrants, calls or other rights to purchase or otherwise acquire any such shares, voting securities, or convertible or exchangeable securities, in each case, of Borrower or ALSC;

(v) enter into any agreement with respect to any merger, consolidation, liquidation, dissolution or business combination involving Borrower or ALSC;

(vi) acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership or other business organization or assets or liabilities comprising a business or a segment, division or line of business or any material amount of property or assets in or of any other Person or create or acquire any Subsidiaries;

(vii) make any material change in Borrower’s or ALSC’s financial accounting or investment policies, guidelines, practices or principles (other than any change required by applicable Laws, GAAP or SAP);

(viii) purchase, sell, lease, pledge, exchange, encumber or otherwise dispose or acquire any property or assets, other than with respect to ALSC’s investment portfolio in the Ordinary Course of Business or as otherwise contemplated by this Agreement, or make, or commit to make, any capital expenditures;

(ix) assign, transfer or terminate, or initiate the assignment transfer or termination, or modify or amend in any respect or knowingly violate the terms of any of the Contracts or waive, release or assign any rights or claims thereunder or enter into any agreement, contract, understanding or similar arrangement which would, if entered into prior to the date hereof, have been a Contract;

(x) adopt, establish, contribute to or otherwise incur any Liability with respect to any employee benefit plan, program, policy or arrangement;

(xi) hire or retain the services of any employee, consultant or independent contractor, except in the Ordinary Course of Business;

(xii) forfeit, abandon, modify or otherwise change, waive, terminate or fail to renew or let lapse ALSC’s Certificate of Authority;

(xiii) fail to submit any material reports, statements, documents, registrations, filings or submissions to be filed by Borrower or ALSC with any Governmental Entity as required by Law;

(xiv) take any action (A) that would cause any of Borrower’s representations and warranties herein to become untrue in any material respect, or (B) that would, individually or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect;

(xv) default under any indebtedness or incur any Encumbrances;

(xvi) knowingly violate or knowingly fail to perform any obligation or duty imposed upon Borrower or ALSC by any applicable Law that is material to the business of Borrower or ALSC or ALSC’s Certificates of Authority; or

(xvii) agree or commit to do any of the foregoing.

(d) Preservation of Business and Facilities. Each of Borrower and ALSC will use its commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, insurance agents, reinsurers, policyholders, customers and employees.

(e) Full Access; Confidentiality. Borrower and ALSC will permit representatives of the Lender to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Borrower and ALSC, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to Borrower and ALSC. Lender will treat and hold as such any Confidential Information it receives from Borrower or ALSC in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, will return to Borrower and ALSC all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

(f) Notice of Developments. Each of Borrower and ALSC will give prompt written notice to the Lender of any Material Adverse Effect and any event causing a potential breach or breach of any of the representations and warranties herein. No disclosure by Borrower or ALSC pursuant to this Section, however, shall be deemed to amend or supplement its Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(g) No Solicitation of Transactions.

(i) From the date hereof, Borrower shall not, nor shall it authorize or permit ALSC to, nor shall it authorize or permit any Representative of Borrower or ALSC to, directly or indirectly, and it shall instruct and cause ALSC to instruct each such Representative of Borrower or ALSC not to solicit or initiate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any Takeover Proposal. Without limiting the generality of the foregoing, Borrower acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of Borrower or ALSC, whether or not such Representative is purporting to act on behalf of Borrower or ALSC or any of their Affiliates, shall be deemed to constitute a breach of this Section 6(g) by Borrower.

(ii) Except as expressly permitted in Section 6(g)(iii), neither the Borrower’s Board of Directors nor any committee thereof shall: (A) withdraw or modify the Borrower Recommendation in a manner adverse to Lender, or adopt or propose a resolution to withdraw or modify the Borrower Recommendation in a manner adverse to Borrower or take any other action that is or becomes disclosed publicly to indicate that the Borrower’s Board of Directors or any committee thereof does not support this Agreement and the Contemplated Transactions or does not believe that this Agreement and the Contemplated Transactions are in the best interests of the Borrower’s shareholders; (B) fail to reaffirm, without qualification, the Borrower Recommendation, or fail to state publicly, without qualification, that this Agreement and the Contemplated Transactions are in the best interests of the Borrower’s shareholders, within five Business Days after Lender requests in writing that such action be taken; (C) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of Borrower shall have been commenced, that the Borrower’s Board of Directors recommends rejection of such tender or exchange offer; (D) fail to issue, within 10 Business Days after a Takeover Proposal is publicly announced, a press release announcing its opposition to such Takeover Proposal; (E) approve, endorse or recommend any Takeover Proposal; or (F) resolve or propose to take any action described in clauses (A) through (E) of this sentence (each of the foregoing actions described in clauses (A) through (F) of this sentence being referred to as “Adverse Recommendation Change.”

(iii) Notwithstanding anything to the contrary contained in Section 6(g), at any time prior to the Initial Closing, the Borrower’s Board of Directors may effect, or cause Borrower to effect, as the case may be, an Adverse Recommendation Change if: (A) after the date of this Agreement, an unsolicited, bona fide, written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to Borrower and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) this Agreement or any “standstill” or similar agreement under which Borrower or ALSC has any rights or obligations; (C) Borrower provides Lender the terms and conditions of the offer (including copies of any written offers, proposals or presentations) that is the basis of the potential action by Borrower’s Board of Directors and the identity of the Person making the offer; (D) the Borrower’s Board of Directors determines in good faith, after consultation with a reputable and experienced financial advisor and outside legal counsel, that such offer constitutes a Superior Proposal; (E) the Borrower’s Board of Directors does not effect, or cause Borrower to effect, an Adverse Recommendation Change at any time within five Business Days after Lender receives written notice from Borrower confirming that the Borrower’s Board of Directors has determined that such offer is a Superior Proposal; (F) during such five Business Day period, if requested by Lender, the Borrower engages in good faith negotiations with Lender to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (G) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Lender as a result of the negotiations required by clause (F) or otherwise); and (H) the Borrower’s Board of Directors determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, failure to make an Adverse Recommendation Change would be inconsistent with the Borrower’s Board of Directors fiduciary duties under applicable Law (it being understood that in the event of any material revision to the terms of a Superior Proposal or any change to the consideration offered under a Superior Proposal, the provisions of this Section 6(g)(iii) shall apply to such revised or changed offer as if it were a new offer hereunder).

(h) Tax Matters. Except as may otherwise be required by applicable Law, without the prior written consent of Lender, neither Borrower nor ALSC shall make or change any Tax election, change any Tax return or method of Tax accounting, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, deficiency or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Borrower or ALSC for any period ending after the Initial Closing Date or decreasing any Tax attribute of Borrower or ALSC existing on the Initial Closing Date.

(i) Audit of Borrower’s Financial Statements. Borrower shall prepare its annual consolidated financial statements for the year ended December 31, 2017 in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in notes thereto) and cause them to be audited by its independent accounting firm promptly after the Initial Closing, but in any event no later than 90 days after the Initial Closing.

Section 7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Initial Closing.

(a) General. In case at any time after the Initial Closing or each Subsequent Closing, as the case may be, any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor pursuant to this Agreement).

(b) Confidentiality. The Parties shall, and shall cause their respective Affiliates and representatives to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement. In the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Party will notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7(b). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then a Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its commercially reasonable best efforts to obtain, at the request of the other Party and, and its expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

(c) Affirmative Covenants.

(i) If this Agreement is in effect and any Note remains outstanding, Borrower will, to the extent it has Knowledge of and is able to compel ALSC to so act, provide Lender with:

(A) prompt notice of (1) all material adverse changes in its or ALSC’s financial condition, and (2) all litigation and claims, either pending or threatened, relating to Borrower or ALSC that could adversely affect Borrower’s or ALSC’s financial condition;

(B) an annual operating and capital budget for Borrower and ALSC approved by their respective Board of Directors within 30 days following its adoption and at least 30 days prior to the commencement of such fiscal year;

(C) annual audited financial statements (including a balance sheet, statements of income and cash flow, a budget comparison and operational and management reports of Borrower and ALSC), prepared in accordance with GAAP or SAP, as the case may be, consistently applied and certified by Borrower’s or ALSC’s chief financial officer, as the case may be, as soon as available and, in any event, within 90 days after the close of the applicable fiscal year;

(D) quarterly unaudited financial statements (including a balance sheet, statements of income and cash flow, a budget comparison, and operational and management reports of Borrower and ALSC) within 20 days after the close of the applicable month;

(E) copies of Borrower’s and ALSC’s federal and state income tax returns, to be provided within 30 days after filing with the appropriate taxing authorities; and

(F) such additional information (such as statements, lists of assets and liabilities, agings of receivables and payables, budgets, forecasts, tax returns, and other reports with respect to the financial condition of Borrower or ALSC), to be provided within 30 days after receiving a written request, as Lender may request from time to time;

(ii) If this Agreement is in effect and any Note remains outstanding, Borrower, to the extent it has Knowledge of and is able to compel ALSC to so act, will:

(A) pay and discharge when due all of Borrower’s and ALSC’s indebtedness and obligations, including all assessments, taxes, governmental charges, levies and liens of every kind and nature, and all lawful claims that, if unpaid, might become a lien or charge; provided that Borrower or ALSC will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim if Borrower or ALSC (1) contests in good faith and by appropriate proceedings the legality of such assessment tax, charge, levy, lien or claim, and (2) establishes on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with GAAP or SAP, as the case may be; provided further that upon request of Lender, Borrower or ALSC will furnish to Lender evidence of payment of the assessments, taxes, charges, levies, liens and claims;

(B) perform and comply with the provisions of this Agreement and the Loan Documents in all material respects;

(C) conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and local laws, regulations, and ordinances, those laws regulating zoning, city planning, fire, safety, health, welfare, the environment, occupational safety and health, ERISA, building codes and equal employment opportunity applicable to its business, properties and operations;

(D) permit Lender or its designees, at any reasonable time, to (1) visit and inspect Borrower’s and ALSC’s properties and to examine, make copies and audit their books, accounts and records maintained by them or any third-party agent, provided that all information pertaining to Borrower’s and ALSC’s products or trade secrets received by Lender or its designees in the course of any such audit or examination identified by Borrower or ALSC as confidential will remain confidential, and (2) discuss Borrower’s and ALSC’s business and finances with Borrower’s and ALSC’s officers;

(E) continue its headquarters and principal place of business in the State of Nebraska, and not change its principal place of business to another location within the State of Nebraska without the advance written consent of the Lender;

(F) provide, annually and as soon as available (but in any event within 90 days after the close of its fiscal year) a report showing the total number of permanent and part-time employees of Borrower and ALSC; and

(G) notify and invite Lender to attend through their designees all meetings of the Board of Directors and provide to Lender all information and other materials supplied to the Board of Directors other than information that, based on advice of counsel, should not be shared with the Lender.

(iii) Except as otherwise provided by applicable Law, or as contemplated pursuant to a separate agreement executed by Lender, each of Borrower and ALSC agree that all current and future indebtedness of each of them will be junior and subordinated to indebtedness evidenced by the Notes.

(d) Negative Covenants. If this Agreement is in effect and any Note remains outstanding, neither Borrower nor ALSC will:

(i) engage in any business activities substantially different from those in which it is presently engaged or cease to carry on actively any substantial part of its current business except as may be agreed or directed by the Lender;

(ii) merge or consolidate with any person, corporation or entity;

(iii) issue any capital stock except (A) as reflected and contemplated by this Agreement, the Loan Documents and the Contemplated Transactions, or (B) as permitted by the advance written consent of the Lender;

(iv) furnish to Lender any certificate or other document containing any untrue statement of material fact or omitting a material fact necessary to make it not misleading in light of the circumstances under which it was furnished;

(v) make advances or loans to its directors, officers or employees without the prior written consent of the Lender;

(vi) increase the salaries and other compensation paid by it to its officers, directors or employees, unless and until such increase has been approved in writing by Lender;

(vii) purchase, retire, redeem or otherwise acquire for value any shareholder’s interests in it without the prior written consent of the Lender;

(viii) incur any additional debt, directly or indirectly, other than as permitted with the prior written consent of the Lender;

(ix) guarantee or assume the liabilities or other obligations of any individuals or entities without the prior written consent of the Lender;

(x) reimburse expenses to directors, officers or employees in an amount exceeding $15,000 in the aggregate during any calendar quarter without the prior written consent of Lender; or

(xi) change its organization, name or otherwise amend its articles of incorporation or by-laws without prior written consent of Lender.

(e) Proxy Statement. As promptly as practicable following the execution of this Agreement, Borrower shall prepare and file with the SEC a proxy statement to be sent to the shareholders of Borrower in connection with the Shareholders’ Meeting (such proxy statement together with, as the context dictates, any ancillary documents to be sent to such shareholders, each as amended or supplemented, being referred to herein as the “Proxy Statement”), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act. Lender and Borrower shall cooperate with each other in the preparation of the Proxy Statement, and Borrower shall promptly notify Lender of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Lender promptly copies of all correspondence between Borrower or any representative of Borrower and the SEC with respect thereto. Borrower shall give Lender and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Borrower Common Shares and shall give Borrower and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Borrower and Lender agree to use its reasonable best efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Borrower Common Shares entitled to vote at the Shareholders’ Meeting at the earliest reasonably practicable time. If at any time prior to the Shareholders’ Meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and Borrower shall prepare and file with the SEC such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the shareholders of Borrower. The Proxy Statement shall state that the Borrower’s Board of Directors has, through the specified vote, approved the adoption of the First Amendment to the Articles of Incorporation and include the Borrower Recommendation.

(f) Shareholders’ Meeting. Borrower, acting through its Board of Directors, shall, in accordance with applicable law and Borrower’s Amended and Restated Articles of Incorporation and By-laws, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the execution of this Agreement for the purpose of considering and taking action on the First Amendment to the Articles of Incorporation (the “Shareholders’ Meeting”). Borrower shall not submit any other proposal to such holders in connection with the Shareholders’ Meeting without the prior written consent of Lender. Borrower (in consultation with Lender) shall set a single record date for Persons entitled to notice of, and to vote at, the Shareholders’ Meeting and shall not change such record date (whether in connection with the Shareholders’ Meeting or any adjournment or postponement thereof) without the prior written consent of Borrower. Borrower shall ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all applicable Law. Borrower shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the First Amendment to the Articles of Incorporation.

(g) Board Observer. After the Initial Closing, and until a change is made to the constituency of the current Board of Directors by Lender, one individual appointed by Lender (the “Observer”) shall have the right to attend (which attendance may occur telephonically) and participate in all meetings of Borrower’s Board of Directors and each of its Subsidiaries and any committees thereof. The Observer shall have no right to vote on any matter presented to the Board of Directors or any committee thereof. Borrower shall give the Observer written notice of each meeting thereof at the same time and in the same manner as the other members of the Board of Directors or such committee receive notice of such meetings (but in any event no later than ten (10) Business Days prior to any such meeting). Borrower shall permit the Observer to attend and participate in all meetings thereof. Subject to Section 7(c)(ii)(G), the Observer shall be entitled to receive all written materials and other information given to the members of the Board of Directors and such committees in connection with such meeting or otherwise, at the same time such materials and information are given to the members of the Board of Directors and such committees in connection with a vote or such meetings of the Board of Directors or committees thereof, and the Observer shall keep such materials and information confidential. If Borrower proposes to take any action by written consent in lieu of a meeting of the Board of Directors, then Borrower shall give prior notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the text of such written consents. Borrower shall pay the reasonable out-of-pocket costs and expenses of the Observer incurred in connection with attending such meetings of the Board of Directors and committees.

(h) SEC Filings. Borrower shall continue to make all filings with the SEC as are required by Law. Borrower shall file with the SEC an amendment to its Form 10-K for the year ended December 31, 2017 promptly after the Borrower’s independent accounting firm completes its audit of Borrower’s financial statements for the year then ended.

(i) ALSC Board of Directors. After the Initial Closing and so long as any Loans are outstanding, Borrower agrees that it must have the prior written consent of Lender prior to removing, electing or appointing any members of the Board of Directors of ALSC.

Section 8. Conditions to Obligation to Close.

(a) Conditions to Obligation of Lender. The obligation of Lender to consummate the transactions to be performed by it in connection with the Initial Closing and each Subsequent Closing, except as otherwise set forth in this Section 8(a), is subject to satisfaction of the following conditions:

(i) Representations and Warranties. The representations and warranties set forth in Sections 4 above which are not qualified by materiality or a Material Adverse Effect shall be true and correct in all material respects at and as of the Initial Closing Date or each Subsequent Closing Date, as the case may be, and all representations and warranties set forth in Section 4 which are qualified by materiality or Material Adverse Effect or words of similar effect shall be true and correct in all respects at and as of Initial Closing Date and each Subsequent Closing Date, as the case may be;

(ii) Performance of Covenants and Obligations of Borrower and ALSC. Each of Borrower and ALSC shall have performed and complied in all material respects with all of their covenants and obligations required to be performed under this Agreement on or prior to the Initial Closing Date or a Subsequent Closing Date, as the case may be, and Lender shall have received a certificate in form and substance reasonably satisfactory to Lender dated as of the Initial Closing Date or a Subsequent Closing Date, as the case may be, signed on behalf of each of Borrower and ALSC by a duly authorized executive officer of such Party to the effect set forth in this paragraph;

(iii) Notices, Approvals, Authorizations, Agreements and Consents. All notices, approvals, authorizations, agreements and consents set forth on Schedule 8(a)(iii) shall have been made, obtained or received, as the case may be;

(iv) No Governmental Order or Action. No action, suit or proceeding shall be commenced, pending or threatened before or by any Governmental Entity or before any arbitrator and no investigation by any Governmental Entity shall have commenced wherein an unfavorable injunction, judgment, order, decree, ruling, charge or other action would (A) restrain or prevent consummation of, or change, any of the Contemplated Transactions or question the validity or legality of the Contemplated Transactions, (B) cause any of the Contemplated Transactions to be rescinded following consummation, (C) affect adversely the right of Lender to own Borrower Common Shares or (D) affect materially and adversely the right of Borrower or ALSC to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, event, condition, fact, development or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(vi) Preferred Shares. Borrower shall deliver to Lender a duly authorized and executed stock certificate representing 1,500,000 Preferred Shares that are convertible into the Conversion Shares pursuant to the Articles of Amendment the Articles of Incorporation free and clear of all Encumbrances;

(vii) Note. Borrower shall have delivered to Lender Notes in the aggregate Principal Amount equal to the Lender’s Initial Advance for the Initial Closing and an amount equal to the Lender’s Subsequent Advance for any Subsequent Closing;

(viii) No Encumbrances. Lender shall have received searches of the Uniform Commercial Code, judgment and tax lien filings which may be filed with respect to the Collateral covered by the Loan Documents confirming that all such Collateral is subject to no Encumbrances, excepted pursuant to the Contemplated Transactions;

(ix) Security Agreement; ALSC Stock Certificate; UCC-1 Statement. Borrower shall have delivered to Lender the Security Agreement, the ALSC stock certificate(s) representing all of the issued and outstanding ALSC Common Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and such financing statements on Form UCC-1 as Lender shall reasonably require which Lender shall file under applicable Law in order to perfect the security interests created in the assets of Borrower thereunder;

(x) Chief Executive Officer’s Certificate. Borrower shall have delivered to Lender a certificate in form and substance reasonably satisfactory to Lender dated as of the Initial Closing Date or each Subsequent Closing Date, as the case may be, signed on behalf of Borrower by its Chief Executive Officer certifying to the effect that each of the conditions specified in Section 8(a) is satisfied in all respects; certifying, as complete and accurate, a copy of all notices, approvals, authorizations, agreements and consents set forth on Schedule 8(a)(iii) and certifying that each of Borrower and ALSC is solvent immediately before the Initial Closing or each Subsequent Closing, as the case may be, and after giving effect to the Contemplated Transactions;

(xi) Borrower’s Secretary’s Certificate. Borrower shall have delivered to Lender a certificate in form and substance reasonably satisfactory to Lender dated as of the Initial Closing Date or the Subsequent Closing Date, as the case may be, signed on behalf of Borrower by its Secretary certifying as complete and accurate, attached copies of the articles of incorporation of Borrower and all amendments thereto as in full force and effect; certifying as complete and accurate, attached copies of the by-laws of Borrower and all amendments thereto as in full force and effect; certifying, as complete and accurate, attached copies of all requisite resolutions or actions of Borrower’s Board of Directors and, if applicable, shareholders, approving the execution and delivery of this Agreement, the Loan Documents and carrying out the Contemplated Transactions; certifying, as complete and accurate as of the date of the Subsequent Closing for which the authorized number of Borrower Common Shares must be increased to provide for an adequate number of reserved shares of Borrower Common Shares to be reserved for full conversion of the Preferred Shares and Notes into Conversion Shares, attached copies of evidence of the due filing with the Secretary of State of the State of Nebraska of the Articles of Amendment with respect to the Initial Closing and the First Amendment to the Articles of Incorporation with respect to the first Subsequent Closing; and certifying to the incumbency and signatures of the officers of Borrower executing this Agreement and the Loan Documents and carrying out the Contemplated Transactions;

(xii) ALSC’s Secretary’s Certificate. ALSC shall have delivered to Lender a certificate in form and substance reasonably satisfactory to Lender dated as of the Initial Closing Date or the Subsequent Closing Date, as the case may be, signed on behalf of ALSC by its Secretary certifying as complete and accurate, attached copies of the articles of incorporation of ALSC and all amendments thereto as in full force and effect; and certifying as complete and accurate, attached copies of the by-laws of ALSC and all amendments thereto as in full force and effect;

(xiii) Good Standing Certificates. Each of Borrower and ALSC shall have delivered to Lender a good standing certificate from the Secretary of State of the State of Nebraska dated as of a date no later than two Business Days prior to the Initial Closing or the Subsequent Closing, as the case may be;

(xiv) Governmental Approvals. Borrower and ALSC shall have received all authorizations, consents and approvals of any Governmental Entities in order for the Parties to consummate the transactions contemplated by this Agreement;

(xv) Letters of Resignation; Appointment of Successor ALSC Directors and Officers. Effective as of the Initial Closing, Lender shall have received the resignations of each director and officer of ALSC as specified in writing by Lender and evidence reasonably satisfactory to Lender of the appointment of the successor directors and officers of ALSC specified in writing by Lender;

(xvi) Licenses; Certificate of Authority. On the Initial Closing Date and each Subsequent Closing Date, the Licenses and Certificates of Authority of ALSC shall be in full force and effect, without a Deficiency, and Borrower shall provide such evidence thereof at the Initial Closing and each Subsequent Closing as required by Lender;

(xvii) Employment Agreements. Borrower shall have delivered an employment agreement for Mark A. Oliver substantially on similar terms as now exists between the Borrower and Mark A. Oliver provided the base salary therein may be reduced to $250,000 per year and the term may be reduced to “at will.” Borrower shall have delivered an employment agreement for each of A. Michael Salem and Michael Minnich with such terms as agreed to by each of them.

(xviii) In-force Insurance Policies. Borrower shall have delivered to Lender written evidence, based on Borrower’s Knowledge and satisfactory to Lender in its sole discretion, that the number of in-force Insurance Policies of ALSC and the total annualized premiums generated by such policies/certificates as of the Initial Closing Date or Subsequent Closing Date, as the case may be, have not decreased 5% or more than the corresponding amounts as of the most recent calendar quarter prior to the Initial Closing Date or Subsequent Closing Date, as the case may be;

(xix) Borrower Director and Officer Liability Insurance Policy. Borrower shall have delivered a director and officer liability insurance policy that will be in force as of the Initial Closing Date or the Subsequent Closing Date, as the case may be, with such insurer and such terms, coverages and exclusion reasonably satisfactory to Lender;

(xx) Due Diligence. Lender shall have completed its due diligence review of Borrower and ALSC, which does not result in Lender discovering or otherwise becoming aware of any information not previously disclosed to it that it reasonably believes could have a Material Adverse Effect on Borrower or ALSC;

(xxi) Articles of Amendment. Prior to the Initial Advance, the Articles of Amendment shall have been duly approved and adopted pursuant to all applicable Laws, including approval and adoption by Borrower’s Board of Directors, compliance with all applicable provisions of the Exchange Act and related SEC rules and regulations and compliance with all applicable laws and regulations of the State of Nebraska; and the Articles of Amendment shall have been filed with the Nebraska Secretary of State and Borrower shall have provided evidence of compliance with all of the foregoing satisfactory to Lender;

(xxii) First Amendment to the Articles of Incorporation. Prior to any Subsequent Advance and any Subsequent Closing, the First Amendment to the Articles of Incorporation shall have been duly approved and adopted pursuant to all applicable Laws, including approval and adoption by Borrower’s Board of Directors and shareholders, when applicable, compliance with all applicable provisions of the Exchange Act and related SEC rules and regulations and compliance with all applicable laws and regulations of the State of Nebraska; and the First Amendment to the Articles of Incorporation shall have been filed with the Nebraska Secretary of State and Borrower shall have provided evidence of compliance with all of the foregoing satisfactory to Lender;

(xxiii) Opinion of Borrower’s Counsel. Lender shall have received opinions of outside counsel to Borrower in form and substance reasonably acceptable to Lender;

(xxiv) No Event of Default. There shall have not occurred any Event of Default under the Loan Documents which is then continuing;

(xxv) Shareholder Approval. The Shareholder Approval shall have been obtained prior to the first Subsequent Closing Date, with evidence satisfactory to Lender that the Shareholder Approval has been obtained in compliance with all applicable Laws;

(xxvi) Satisfaction of Conditions. All actions to be taken by Borrower in connection with consummation of the Contemplated Transactions and all certificates, instruments and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to the Lender.

The Lender may waive any condition specified in this Section 8(a) if it executes a written instrument so stating at or prior to the Initial Closing or Subsequent Closing, as the case may be.

(b) Conditions to Obligation of Borrower. The obligation of Borrower to consummate the transactions to be performed by it in connection with the Initial Closing and each Subsequent Closing, as the case may be, is subject to satisfaction of the following conditions:

(i) Representations and Warranties. The representations and warranties set forth in Section 5 above which are not qualified by materiality or a Material Adverse Effect shall be true and correct in all material respects at and as of the Initial Closing Date or each Subsequent Closing Date, as the case may be, and all representations and warranties set forth in Section 5 which are qualified by materiality or Material Adverse Effect or words of similar effect shall be true and correct in all respects at and as of the Closing Date.

(ii) Compliance with Covenants. Lender shall have performed and complied with in all material respects all covenants and obligations required to be performed by it under this Agreement on or prior to the Initial Closing Date or each Subsequent Closing Date, as the case may be, and Borrower shall have received a certificate in form and substance reasonably satisfactory to it dated as of the Initial Closing Date or the Subsequent Closing Date, as the case may be, signed on behalf of Lender by a duly authorized executive officer of Lender to the effect set forth in this paragraph;

(iii) No Governmental Order or Action. No action, suit or proceeding shall be commenced, pending or threatened before or by any Governmental Entity or before any arbitrator and no investigation by any Governmental Entity shall have commenced wherein an unfavorable injunction, judgment, order, decree, ruling, charge or other action would (A) restrain or prevent consummation of, or change, any of the Contemplated Transactions or question the validity or legality of the Contemplated Transactions, (B) cause any of the Contemplated Transactions to be rescinded following consummation, or (C) affect materially and adversely the right of Borrower or ALSC to own its assets or to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(iv) Officer’s Certificate. Lender shall have delivered to Borrower a certificate in form and substance reasonably satisfactory to Borrower dated as of the Initial Closing Date or each Subsequent Closing Date, as the case may be, signed on behalf of the Lender by a duly authorized officer of Lender to the effect that each of the conditions specified above in Section 8(b)(i) through (iii) is satisfied in all respects;

(v) Governmental Approvals. Lender shall have received all material authorizations, consents and approvals of any Governmental Entities referred to in Schedule 8(b)(v);

(vi) Advances. Lender shall have delivered the amount of the Initial Advance or each Subsequent Advance, as the case may be, by wire transfer of immediately available funds to an account designated by Borrower;

(vii) Security Agreement. Lender shall have delivered to Borrower the Security Agreement;

(viii) Opinion of Lender’s Counsel. Borrower shall have received opinions of outside counsel to Lender in form and substance reasonably acceptable to Borrower;

(ix) Satisfaction of Conditions. All actions to be taken by the Lender in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to Borrower.

Borrower may waive any condition specified in this Section 8(b) if Borrower executes a written instrument so stating at or prior to the Initial Closing or any Subsequent Closing, as the case may be.

Section 9. Termination.

(a) Termination of Agreement. This Agreement may be terminated upon written notice (other than in the case of Section 9(a)(i)) from the terminating party to the non-terminating party, specifying the subsection of this Section pursuant to which such termination is effected, as provided below:

(i) Lender and Borrower may terminate this Agreement by mutual written consent at any time prior to the Initial Closing;

(ii) Lender or Borrower may terminate this Agreement by giving written notice to the other Party at any time prior to the Initial Closing in the event that the Initial Closing shall not have occurred on or before September 30, 2018 (the “End Date”), unless the failure of the Initial Closing to occur results from the failure of the Party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it on or prior to the Initial Closing Date;

(iii) Lender or Borrower may terminate this Agreement by giving written notice to the other Party at any time prior to the Initial Closing in the event that Lender or Borrower, respectively, has breached any of their respective representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 8(a) (in the case of a breach by Borrower or ALSC) or Section 8(b) (in the case of a breach by Lender), and in any such case such breach shall be incapable of being cured by the End Date or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Party alleged to be in breach; provided that the Party seeking to terminate pursuant to this Section 9(a)(iii) shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement;

(iv) Lender or Borrower may terminate this Agreement by giving written notice to the other Party, in the event of the issuance of a final, non-appealable and binding Governmental Order, the enactment of any statute or the promulgation of any rule or regulation by any Governmental Entity having jurisdiction over Lender, Borrower or ALSC, in each case, which has the effect of preventing, prohibiting or making illegal the consummation of the Contemplated Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9(a)(iv) shall have complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling;

(v) By Lender if (i) the Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and (ii) the Shareholder Approval shall not have been obtained;

(vi) By Lender if (A) Borrower’s Board of Directors shall have failed to recommend that the Borrower’s shareholders vote to adopt the First Amendment to the Articles of Incorporation, (B) there shall have occurred an Adverse Recommendation Change, (C) the Borrower’s Board of Directors shall have approved, endorsed or recommended any Takeover Proposal, (D) Borrower shall have failed to file the Proxy Statement with the SEC or provide the Proxy Statement to its Shareholders for any reason, including failure to clear the Proxy Statement through the SEC; (E) Borrower shall have failed to include the Borrower Recommendation in the Proxy Statement, (F) the Shareholders’ Meeting is not called or held; (G) Borrower, or any of its subsidiaries or any representative of Borrower or any of its subsidiaries, shall have violated, breached or taken any action inconsistent with any of the provisions set forth in Section 6(g) or (H) the Borrower’s Board of Directors or any committee thereof shall have resolved or proposed to take any action described in clauses (A) through (G) of this sentence;

(vii) By Borrower prior to the Initial Closing to pursue a Superior Proposal; or

(vii) By Lender if, since the date of this Agreement, there shall have occurred any effect, event, condition, fact, development or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Borrower or ALSC.

(b) Expense Reimbursement Fee. Notwithstanding any provision in this Agreement to the contrary, if Lender terminates this Agreement pursuant to Section 9(a)(iii) or (v), Borrower shall pay to Lender an amount equal to the reasonable out-of-pocket expenses (including the reasonable fees and expenses of Lender’s legal counsel, accountants and other advisors and whether incurred prior to or after the date hereof) incurred by or on behalf of Lender in connection with the Contemplated Transactions, which amount shall not exceed $150,000, (the “Expense Reimbursement Fee”) in cash, such payment to be made within five (5) Business Days after termination of this Agreement by Lender.

(c) Termination Fee.

(i) Borrower agrees to pay Lender (or its designees) an amount equal to two hundred fifty thousand dollars ($250,000) (the “Termination Fee”) if this Agreement is terminated by Lender pursuant to Section 9(a)(vi).

(ii) For any reason and, within one hundred eighty (180) days of any such termination, Borrower enters into a definitive agreement for an Acquisition Transaction which, if it had been considered prior to such termination would have been deemed a Superior Proposal.

(iii) Any Termination Fee required to be paid (A) pursuant to Section 9(c)(i) shall be paid within five (5) Business Days after termination of this Agreement by Borrower and (B) pursuant to Section 9(c)(ii) shall be paid within five (5) Business Days after the execution of any definitive agreement with respect to an Acquisition Transaction.

(iv) The Parties acknowledge that the agreements contained in this Section 9(c) are an integral part of the Contemplated Transactions and that, without these agreements, the Parties would not enter into this Agreement.

(d) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except with respect to the Expense Reimbursement Fee, the Termination Fee and for any liability of any Party then in breach); provided, however, that Sections 9 and 10 shall survive termination.

Section 10. Miscellaneous.

(a) Survival; Indemnification. The representations, warranties and covenants of the Parties contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement. Subject to the provisions of this Section 10(a), Borrower will indemnify and hold Lender and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Lender (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Lender Party” and collectively, the “Lender Parties”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Lender Party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by Borrower in this Agreement or in the Loan Documents or (ii) any action instituted against the Lender Parties in any capacity, or any of them or their respective Affiliates, by any shareholder of Borrower with respect to any of the Contemplated Transactions (unless such action is based upon (a) a breach of such Lender Party’s representations, warranties or covenants under this Agreement or the Loan Documents; (b) materially false or misleading information included in the Proxy Statement and furnished by such Lender Party; (c) any violations by such Lender Party of state or federal securities laws or (d) any conduct by such Lender Party which constitutes fraud, gross negligence or willful misconduct). If any action shall be brought against any Lender Party in respect of which indemnity may be sought pursuant to this Agreement, such Lender Party shall promptly notify Borrower in writing, and Borrower shall assume the defense thereof with counsel of its own choosing reasonably acceptable to the Lender Party. Any Lender Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Lender Party except to the extent that (v) the employment thereof has been specifically authorized by Borrower in writing, (w) Borrower has failed after a reasonable period of time to assume such defense and to employ counsel or (x) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of Borrower and the position of such Lender Party, in which case Borrower shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. Borrower will not be liable to any Lender Party under this Agreement (y) for any settlement by a Borrower Party effected without Borrower’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Lender Party’s breach of any of the representations, warranties, covenants or agreements made by such Lender Party in this Agreement or in the Loan Documents. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Lender Party against Borrower or others and any liabilities Borrower may be subject to pursuant to law.

(b) Press Releases and Public Announcements. The Parties agree that no public release or announcement concerning this Agreement shall be issued by either Party without the prior consent of the other Party (which consent shall not be unreasonably delayed or withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or any United States securities exchange, in which case the Party required to make the SEC filing, release or announcement shall allow the other Party reasonable time to comment on and approve such SEC filing, release or announcement in advance of such issuance.

(c) Confidentiality. Borrower will treat the terms and conditions of this Agreement, the Loan Documents and the Contemplated Transactions as confidential information not to be disclosed to any person or entity except as required by Law.

(d) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e) Entire Agreement; Release. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Execution of this Agreement by each of Borrower and Lender constitutes a full, complete and irrevocable release of any and all claims which a Party may have at law or in equity against the other Party in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement, the Loan Documents and the Contemplated Transactions.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Borrower may not assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Lender. Lender may freely assign its Notes or transfer the Conversion Shares, provided that (i) Lender notifies Borrower of such assignment, (ii) such assignment is subject to applicable securities laws and to the applicable assignment provisions under any then current agreements between Borrower and Lender, and (iii) each assignee will have the rights and preferences that this Agreement and the Notes afford to the assignor as a holder of a Note.

(g) Counterparts. This Agreement may be executed in one or more counterparts, delivered by facsimile or other electronic transmission, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings; Construction. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. All references to “Section(s),” “Schedule(s)” and “Exhibit(s)” refer to the corresponding Section(s), Schedule(s) and Exhibit(s) of this Agreement, which are incorporated herein by reference. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and shall be deemed to be followed by the phrase “without limitation.”

(i) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Lender:	Xenith Holdings LLC
1075 Old Post Road
Bedford, NY 10506
Attention: A. Michael Salem

Copy to:	Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102
Attention: Anthony Scioli, Esq.
Fax: (402) 346-1148

If to Borrower:	Midwest Holding Inc.
2900 South 70th Street
Lincoln, NE 68506
Attention: Mark A. Oliver
Fax: (402) 489-8295

Copy to:	Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Attention: Reid A. Godbolt, Esq.
Fax: (303) 573-8133

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expense Reimbursement; Expenses. Except as otherwise expressly specified in this Agreement, whether or not the Contemplated Transactions are consummated, each Party shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Contemplated Transactions.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation.

(o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MIDWEST HOLDING INC.

By	/s/ Mark A. Oliver
Name	Mark A. Oliver
Title	Chairman and CEO

XENITH HOLDINGS LLC
By: Vespoint LLC, its managing member

By	/s/ A. Michael Salem
Name	A. Michael Salem
Title	Co-Chief Executive Officer

[Signature page to Purchase Agreement]

EXHIBIT A

FORM OF SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (ii) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAW ARE AVAILABLE.

FORM OF SENIOR SECURED CONVERTIBLE PROMISSORY NOTE1

[DATE]	$[500,000]/[100,000]

Section 1. Indebtedness.

FOR VALUE RECEIVED, MIDWEST HOLDING INC., a Nebraska corporation (the “Company”), with its principal offices at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68510, promises to pay to the order of XENITH HOLDINGS LLC, a Delaware limited liability company (the “Holder”), at the place designated from time to time by the Holder or subsequent registered holder hereof, in lawful money of the United States, the principal amount of [FIVE HUNDRED THOUSAND]/[ONE HUNDRED THOUSAND] DOLLARS ($[500,000]/[100,000]), plus accrued but unpaid interest hereon (including any PIK Interest (as defined below)) on the unpaid principal balance of this Senior Secured Convertible Promissory Note (this “Note”) at the rate specified below, in accordance with the provisions set forth herein. This Note is issued pursuant to that certain Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement dated as of May 9, 2018, by and between the Company and the Holder, as may be amended from time to time (the “Purchase Agreement”). Capitalized terms herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement.

Section 2. Payment of Interest and Principal; Maturity Date.

(a) Interest. Interest shall accrue on the outstanding principal amount of this Note, at the rate of eight percent (8.00%) per annum computed on the basis of a 360-day year (with four 90-day quarters) from the date such principal amount is advanced to the Company, four percent (4.00%) to be paid quarterly (the “Current Pay Interest”) and four percent (4.00%) to be accrued quarterly (the “PIK Interest”). Notwithstanding the foregoing or any other provision of this Note to the contrary, Current Pay Interest will be converted to PIK Interest in the sole discretion of Holder. Interest shall be paid in accordance with the schedule set forth in Section 2(b), until the earlier of (i) the payment in full of the outstanding principal amount of the Note or (ii) the conversion of this Note into shares of voting common stock, par value $0.001 of the Company (the “Common Shares”) pursuant to Section 6. Company may not make any payment of accrued interest on this Note other than on a Payment Date (as defined below) without the prior written consent of the Holder or in connection with a conversion of this Note into Common Shares (as defined below) prior to the Maturity Date (as defined below) as provided in Section 6. All payments made under this Note shall be applied first against accrued but unpaid interest and second against the outstanding principal balance hereof.

____________________

1 For the avoidance of doubt, the principal amount for the $500,000 and $100,000 Notes to be issued at the Initial Closing have been inserted for illustrative purposes. The conversion ratio for any future Note issuances will remain the same at 48.56965 times the principal amount of the Note.

(b) Interest Payment Schedule. Interest shall be paid on the unpaid principal amount of this Note (including any PIK Interest) in accordance with the following schedule (each date indicated below is referred to herein as a “Payment Date”), subject to the right of Holder to elect to convert Current Pay Interest to PIK Interest pursuant to Section 2(a):

(i) Company shall pay Holder all accrued but unpaid Current Pay Interest on the on the last day of each of the following months January, April, July and October, beginning with the first Payment Date of [July 30, 2019]; and

(ii) PIK Interest shall be payable by adding such accrued interest to the outstanding principal amount of this Note on the last day of each of the following months January, April, July and October, beginning with the first Payment Date of [July 30, 2019].

(c) Principal Payment in Full on Maturity. Unless this Note is sooner converted pursuant to Section 6 or sooner becomes due and payable, on the Maturity Date the entire outstanding principal amount of this Note shall be due and payable. The Company shall not have the right to prepay all, or any portion, of the outstanding principal balance of this Note without the prior written consent of the Holder.

(d) Maturity Date. The maturity date for this Note is [April 20, 2028].

Section 3. Security Interest; Rank. This Note is secured by and entitled to the benefits of the Security Agreement and is subject to its terms in all respects. All payments due under this Note shall be senior to all other indebtedness of the Company and its Subsidiaries.

Section 4. Events of Default. An “Event of Default” under this Agreement shall occur if:

(a) Company fails to make a payment of principal or interest on the Notes within five Business Days of the date any such amount is due and owing under any Note;

(b) Company’s failure to comply with its obligations under Section 2(d) of the Purchase Agreement;

(c) Company’s failure to observe any material provision of, or perform any material obligation under, the Loan Documents;

(d) Company fails to make any payment of any amount due and owing under any other loan to or other indebtedness of Company with an outstanding principal of $25,000 or more (“Other Material Indebtedness”) as and when due or any “event of default” as defined in the documents relating to such Other Material Indebtedness occurs;

(e) any warranty, representation or statement of Company contained in the Loan Documents shall have been incorrect in any material respect at the time made;

(f) Company, ALSC or any of their respective officers, directors, employees or agents commits any illegal or fraudulent act with the intent to deceive Holder;

(g) any of the Loan Documents ceases to be in full force and effect, including the failure of the Security Agreement or other collateral document to create a valid, first priority perfected security interest in the Collateral (as defined in the Security Agreement);

(h) the commencement by or against Company or ALSC of (i) proceedings under any bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar law of general applicability or applicable to insurers, now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, (ii) an application for appointment, for the benefit of creditors, of a receiver or any other legal custodian with respect to Company’s or ALSC’s assets, or (iii) an act of bankruptcy (including any fraudulent conveyance); or

(i) the commencement by any creditor of foreclosure (by judicial proceeding, self-help, repossession or otherwise) against any collateral delivered under the Security Agreement; provided, however, that such commencement will not constitute an Event of Default if Company (i) disputes in good faith the validity or reasonableness of the claim underlying such proceeding, (ii) gives Holder written notice of such proceeding reasonably promptly after Company learns of such proceeding, and (iii) establishes reserves or furnishes a surety bond for such foreclosure in an amount satisfactory to the Holder.

Section 5. Remedies for an Uncured Event of Default. Company shall provide written notice to Holder of any Event of Default described in paragraphs (c) through (g) of Section 4 and shall have 28 Business Days to cure such Event of Default referenced in such notice. If Company fails to cure an Event of Default, then Holder, in its sole discretion, may (a) declare the entire outstanding principal amount of the Notes and all accrued and unpaid interest thereon to be immediately due and payable and proceed accordingly under the Loan Documents, and (b) pursue any remedy available under the Loan Documents, at law or in equity, to enforce or compel Company’s performance under the Notes. Furthermore, if Company fails to cure an Event of Default within the applicable period, then the Current Pay Interest rate shall be increased by an additional 4% per annum effective immediately as of the date of the Event of Default, unless such rate of interest is not allowed by law in which case the interest rate will increase to the maximum rate allowed by law. No remedy conferred upon or reserved to Holder by this Note and the other Loan Documents is exclusive of any other remedy, and each such remedy is cumulative to any other remedy given now or hereinafter existing at law or in equity.

Section 6. Conversion.

(a) Optional Conversion. At any time prior to the Maturity Date, the Holder may, in its sole, independent and absolute discretion, elect to convert all of the outstanding principal balance of this Note into Common Shares by delivering written notice of such election to the Company not later than ten Business Days prior to the proposed effective date of conversion (which date is referred to as the “Conversion Date”).

(b) Calculation of the Number of Common Shares Issued Upon Conversion. The Company will issue [24,284,825]/[4,856,965] shares of Common Shares (the “Conversion Shares”) to the Holder upon conversion of the aggregate outstanding principal balance of this Note. The number of Conversion Shares shall be appropriately adjusted in connection with any Common Share dividend, Common Share split, combination or other similar recapitalization affecting the Common Shares between the date hereof and the date on which the principal balance of this Note is converted into the Conversion Shares.

(c) Treatment of Accrued Interest. All accrued, unpaid Current Pay Interest on this Note as of the Conversion Date will be paid in cash by the Company on the Conversion Date.

(d) Deliveries on Conversion. On the Conversion Date, the following actions shall occur:

(i) the Company shall pay Holder in full all accrued, unpaid Current Pay Interest on this Note;

(ii) the Company shall pay Holder in full an amount equal to all accrued PIK Interest on this Note (for the avoidance of doubt, such amount shall be equal to the outstanding principal amount of this Note plus the accrued PIK Interest as of the Conversion Date minus the original principal amount of this Note);

(iii) the Company’s stock register will be amended to reflect the issuance of the Common Shares in the name of Holder as a result of the conversion of this Note into Common Shares;

(iv) the Holder shall surrender the original of this Note, marked “Cancelled,” at the office of the Company;

(v) the Company shall deliver to the Holder a duly executed stock certificate for the number of Conversion Shares issuable pursuant to this Note and the other Loan Documents; and

(vi) if all amounts due and owing under all Notes have been paid, the Holder shall file within five Business Days such termination statements (on Form UCC-3 or otherwise) as necessary to evidence the termination of the security interest held by it in the Collateral.

(e) Holder’s Representations. Holder acknowledges that all Common Shares issued to it hereunder will be issued without registration under federal or state securities laws pursuant to an exemption therefrom for securities not involving a public offering and, accordingly, will be restricted securities that may not be resold by Holder without registration under such laws or pursuant to an available exemption. Holder represents to the Company that any Common Shares issued to Holder hereunder will be acquired by Holder for its own account for investment purposes and not for the account of any other person or for distribution, assignment or resale.

Section 7. Miscellaneous.

(a) Reserved Common Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the issuance and delivery upon the conversion of this Note, such number of its duly authorized Common Shares as from time to time shall be issuable upon the conversion of this Note. All of the Common Shares issuable upon conversion of this Note, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable.

(b) Form of Payment. All amounts payable hereunder shall be paid by the Company in immediately available and freely transferable funds at the place designated by the Holder to the Company for such payment. Subject to the terms and conditions of this Note, all payments made on this Note shall be applied to fees and expenses (including attorneys’ fees), accrued interest, and principal in any order that the Holder may choose in its sole discretion.

(c) Absolute Obligation. The obligation of the Company to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable is absolute and unconditional, and nothing shall prevent the Holder, upon default hereunder, from exercising all rights, powers, and remedies otherwise provided herein or by applicable law.

(d) Assignment. This Note is transferable and assignable by the Holder. In any event, any transfer or assignment of this Note is subject to the requirement that any such assignment or transfer be, in the opinion of the Company’s counsel or the Holder’s counsel, in compliance with applicable state and federal securities laws.

(e) Successors and Assigns. All covenants, agreements, and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not.

(f) Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Holder:	Xenith Holdings LLC
1075 Old Post Road
Bedford, NY 10506
Attention: A. Michael Salem

with a copy to:	Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68133
Attention: Anthony Scioli, Esq.
Fax: (402) 346-1148

If to Company:	Midwest Holding Inc.
2900 South 70th Street
Lincoln, NE 68506
Attention: Mark A. Oliver
Fax: (402) 489-8295

with a copy to:	Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, CO 80202
Attention: Reid A. Godbolt, Esq.
Fax: (303) 573-8133

Company or Holder may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notices, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Company or Holder may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(g) Waiver. The Company waives presentment; demand; notice of dishonor; notice of protest and nonpayment; notice of default interest and late charges; notice of intent to accelerate; notice of acceleration; and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights and interests in and to properties securing payment of this Note.

(h) Amendment. This Note may be amended or modified only by the written agreement of the Holder and the Company.

(i) Expenses. In addition to all other sums payable under this Note, the Company also agrees to pay to Holder, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Holder in the enforcement of the Company’s obligations under this Note.

(j) Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, without giving effect to any conflicts of law or choice of law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

(k) Further Assurances. The Company shall from time to time execute and deliver to the Holder such other documents and instruments, provide such materials and information and take such other actions as the Holder may reasonably request with respect to the protection of the Holder’s rights and the fulfillment of the Company’s obligations hereunder, including, without limitation, making any filings with any patent and trademark office or similar agency as may be required to create, preserve or protect Holder’s interest in any intellectual property.

(l) Time of the Essence. Time is of the essence of this Note and all obligations of the Company to the Holder hereunder.

(m) No Obligation to Provide Additional Funds. THE COMPANY ACKNOWLEDGES THAT, NOTWITHSTANDING ANY OTHER DOCUMENTS TO THE CONTRARY, THE HOLDER HAS NO OBLIGATION TO LOAN ANY ADDITIONAL FUNDS TO THE COMPANY AT ANY TIME IN THE FUTURE.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date first set forth above by a duly authorized representative of the Company.

MIDWEST HOLDING INC.

By
Name
Title

EXHIBIT B

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of [MONTH], [DAY], [YEAR] (as may be amended from time to time, this “Agreement”), by MIDWEST HOLDING INC., a Nebraska corporation (the “Borrower”), whose primary business address is 2900 South 70th Street, Lincoln, Nebraska 68506, in favor of XENITH HOLDINGS LLC, a Delaware limited liability company (the “Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement dated as of May 9, 2018, by and between the Borrower and the Lender, as may be amended from time to time (the “Purchase Agreement”), the Lender has extend a loan to Borrower subject to the terms and conditions set forth therein, which financings are evidenced by the Notes (as defined in the Purchase Agreement);

NOW, THEREFORE, in consideration of the agreements and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) Capitalized terms used herein without definition are used as defined in the Purchase Agreement, and to the extent not defined therein, as defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

(b) The following terms shall have the following meanings:

“Collateral” has the meaning set forth in Section 2.1

“Event of Default” means any event of default as set forth in each Note, unless consented to in accordance with the terms therein, which are specifically incorporated herein by this reference.

“Loan Documents” means this Agreement, the Purchase Agreement, the Notes and every other document evidencing, securing or relating to the Notes.

“Obligations” means any and all present and future obligations owing by Borrower to the Lender governed or evidenced by this Agreement and the other Loan Documents whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Borrower is a debtor (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of Nebraska; provided, however, in the event, by reason of mandatory provisions of law, any and all of the attachment, perfection or priority of the security interest of the Lender in and to the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Nebraska, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions relating to such attachment, perfection or priority and for purposes of definitions related to such provisions; provided, further, that the term “UCC” shall include Article 9 thereof as in effect on the date hereof.

ARTICLE II

CREATION OF SECURITY INTEREST

Section 2.1. Grant of Security Interest. Borrower does hereby unconditionally and irrevocably grant, assign, pledge, convey, transfer, deliver, set over and grant unto Lender successors and assigns, as security for Borrower’s complete and timely payment and performance of the Obligations, a valid, continuing first priority security interest in all of the issued and outstanding ALSC Common Shares owned by Borrower and the stock certificate evidencing such ALSC Common Shares (the “Collateral”) under the Uniform Commercial Code of the State of Nebraska (being the state in which Borrower is organized). Borrower hereby further grants to Lender all rights in the Collateral as are available to a secured party of such collateral under the Uniform Commercial Code of the State of Nebraska and, concurrently herewith, authorizes Lender or any other person on Lender’s behalf to file or record in the State of Nebraska and in any other applicable jurisdiction such financing statements and such other continuations or other instruments and documents as Lender may deem necessary, sufficient or advisable to perfect or maintain or continue perfection or priority of its interests in the Collateral, and hereby authorizes, ratifies and approves any such filing or recording made prior to the execution and delivery hereof. The Collateral also includes the proceeds of any and all property described as being part of the Collateral, as well as any renewal of, replacements of, or substitutions for such Collateral. The proceeds shall be deemed to include any and all property that may be distributed to Borrower in its capacity as a shareholder upon any liquidation or dissolution of the Borrower. Borrower shall take such actions as may be reasonably requested by Lender to effect or continue the perfection of the security interest of Lender in the Collateral and any proceeds of any and all Collateral, including the execution and delivery of collateral assignments of such proceeds or the delivery to Lender of any promissory notes or other loan documents. Borrower will not amend or terminate any financing statement naming Lender as secured party except upon written prior authorization of Lender.

Section 2.2. Duration of Security Interest. The Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations, whereupon such security interest shall automatically terminate. Lender shall promptly execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 2.2, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the UCC.

Section 2.3. Location and Possession of Collateral. The Collateral is and shall remain in the possession of Lender and its location and safekeeping shall be maintained by the Lender. Upon payment in full and the satisfaction of all Obligations, the Collateral shall be returned to the Borrower within five (5) Business Days.

Section 2.4. Voting Rights. So long as no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise any and all voting rights and/or consensual rights and powers relating or pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that Borrower shall not exercise or refrain from exercising any such right or power if such action would (i) impair any Collateral; (ii) be inconsistent with any Loan Documents; or (iii) result in an Event of Default. If an Event of Default has occurred and is continuing, the right of Borrower to exercise the voting and/or consensual rights and powers pursuant to the immediately-preceding sentence shall cease at the option of Lender, and all such rights shall thereupon automatically become vested in Lender who shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers, but Lender shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for the failure to do so or delay in doing so. The exercise by Lender of any of its rights and remedies under this paragraph shall not be deemed a disposition of collateral under Article 9 of the Uniform Commercial Code nor an acceptance by Lender of any of the Collateral in satisfaction of the Obligations.

Section 2.5. Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue the Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

Section 2.6. Proceeds of Collateral. Following the occurrence and during the continuance of an Event of Default, upon the written notice of Lender, all proceeds from the Collateral shall be immediately delivered to Lender and Lender may apply such proceeds and payments to any of the Obligations in such order as Lender may decide in Lender’s sole discretion.

ARTICLE III

DEFAULT

Section 3.1. Lender’s Rights on Event of Default. If an Event of Default shall have occurred and be continuing:

(a) Lender, without any other notice to or demand upon Borrower, shall have in any jurisdiction in which enforcement of this Agreement is sought, the rights and remedies of a secured party under the UCC and any additional rights and remedies that may be provided to a secured party in any jurisdiction in which any of the Collateral is located or deemed located, including the right to take possession of the Collateral. Borrower waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of Lender's rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto;

(b) Lender shall be entitled to exercise any and all rights and remedies of Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including without limitation, exercise any and all voting, consensual and other rights with respect to any Collateral;

(c) Lender’s rights and remedies under this Agreement, the other Loan Documents and all other agreements contemplated hereby and thereby shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it;

(d) If Lender shall have proceeded to enforce any right under this Agreement or any other of the Loan Documents by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement; and

Borrower hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. The Lender shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto.

Section 3.2. Rights Cumulative; Waivers. All rights, remedies and powers granted to Lender hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereunder, or in or by any other instrument, or available in law or equity. Lender’s knowledge at any time of any breach of, or non-compliance with, any representations, warranties, covenants or agreements hereunder shall not constitute or be deemed a waiver of any of such rights or remedies hereunder, and any waiver of any default shall not constitute a waiver of any other default. Notwithstanding any foreclosure on any item of Collateral by Lender as permitted under this Agreement, Borrower shall remain liable for any deficiency. All amounts realized by Lender in furtherance of its rights to foreclose upon the Collateral shall be applied to all costs of the action and all costs of enforcement or interpretation of this Agreement, including any court costs, legal or expert fees and filing fees.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Representation and Warranties of Borrower. The representations and warranties of the Borrower set forth in the Purchase Agreement are specifically incorporated herein by this reference.

Section 4.2. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

Section 4.3. Amendments. No other agreements will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by the party to be charged except as expressly set forth herein.

Section 4.4. Expenses. Borrower will pay all reasonable out-of-pocket expenses of Lender on demand (including, without limitation, expenses of legal counsel for Lender) related to the enforcement, protection and defense of the rights of Lender in and to the Collateral, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the “Expenses”).

Section 4.5. Governing Law. This Agreement and all actions arising out of or in connection with this Agreement and exhibits hereto shall be governed by and construed in accordance with the laws of the State of Nebraska, without regard to the conflicts of law provisions of the State of Nebraska or of any other state.

Section 4.6. Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Lender:	Xenith Holdings LLC
1075 Old Post Road
Bedford, NY 10506
Attention: A. Michael Salem

with a copy to:	Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68133
Attention: Anthony Scioli, Esq.
Fax: (402) 346-1148

If to Borrower:	Midwest Holding Inc.
2900 South 70th Street
Lincoln, NE 68506
Attention: Mark A. Oliver
Fax: (402) 489-8295

with a copy to:	Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, CO 80202
Attention: Reid A. Godbolt, Esq.
Fax: (303) 573-8133

Borrower or Lender may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notices, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Company or Holder may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

Section 4.7. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and thereof.

Section 4.8. Validity. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.9. Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

MIDWEST HOLDING INC., as Borrower

By:
Mark A. Oliver, Chief Executive Officer

ACCEPTED AND AGREED
as of the date first above written:

XENITH HOLDINGS LLC, as Lender

By:	VESPOINT LLC,
its managing member

By:
[NAME], [TITLE]

EXHIBIT C

FORM OF ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF MIDWEST HOLDING INC.

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MIDWEST HOLDING INC.

The undersigned, Midwest Holding Inc., a corporation organized and existing under the laws of the State of Nebraska (the “Corporation”), in accordance with the provisions of Section 21-2,155 of the Nebraska Model Business Corporation Act (the “Act”) does hereby certify:

FIRST, that the name of the Corporation is Midwest Holding Inc.

SECOND, that the board of directors of the Corporation (the “Board”), in accordance with the Amended and Restated Articles of Incorporation of the Corporation and applicable law, duly adopted the following resolution on [________], 2018, creating a series of [One Million Five Hundred Thousand (1,500,000)] shares of preferred stock of the Corporation designated as “Series C Preferred Stock”. Shareholder approval was not required by the Amended and Restated Articles of Incorporation or applicable law to adopt the following resolution.

RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation, as amended to date and by these Articles of Amendment (collectively, the “Articles”), and applicable law, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

ARTICLE I
DESIGNATION AND NUMBER OF SHARES; RANK

A. Designation and Number. [One Million Five Hundred Thousand (1,500,000)] shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

B. Rank.

1. Dividends. With respect to dividend rights, the Series C Preferred Stock will rank: (a) senior and prior to (i) the Voting Common Stock and Non-Voting Common Stock of the Corporation (collectively, the “Common Stock”), (ii) the Series A Preferred Stock and the Series B Preferred Stock of the Corporation (collectively, the “Existing Preferred Stock”), and (iii) all classes or series of other preferred stock that may be issued by the Corporation in the future, if any, the terms of which do not include any provisions designating the rank (collectively, the “Undesignated Preferred Stock”) with respect to dividends of such preferred stock; (b) on a parity with all classes or series of other preferred stock issued by the Corporation in the future, if any, the terms of which specifically provide that such shares rank on a parity with the Series C Preferred Stock with respect to dividend rights; and (c) junior to all classes or series of other preferred stock that may be issued by the Corporation in the future, if any, the terms of which specifically provide that such shares rank senior to the Series C Preferred Stock with respect to dividend rights.

2. Liquidation, Etc. With respect to rights upon liquidation, dissolution or winding up of the Corporation, the Series C Preferred Stock will rank: (a) senior and prior to (i) the Common Stock, (ii) the Existing Preferred Stock, and (iii) any Undesignated Preferred Stock the terms of which do not include any provisions designating the rank with respect to rights upon liquidation, dissolution or winding up; (b) senior and prior to all classes or series of other preferred stock that may be issued by the Corporation in the future, if any, the terms of which specifically provide that such shares rank junior to the Series C Preferred Stock with respect to rights upon liquidation, dissolution or winding up (the “Junior Preferred Stock”); (c) on a parity with all classes or series of other preferred stock that may be issued by the Corporation in the future, if any, the terms of which specifically provide that such shares rank on a parity with the Series C Preferred Stock with respect to rights upon liquidation, dissolution or winding up (the “Parity Preferred Stock”); (d) junior to all classes or series of other preferred stock that may be issued by the Corporation in the future, if any, the terms of which specifically provide that such shares rank senior to the Series C Preferred Stock with respect to rights upon liquidation, dissolution or winding up (the “Senior Preferred Stock”); and (e) junior to all existing and future indebtedness of the Corporation.

ARTICLE II
DIVIDENDS

A. Rate. Holders of Series C Preferred Stock shall receive on each share of issued and outstanding Series C Preferred Stock, to the extent funds are legally available for the payment of dividends under Nebraska law, dividends with respect to each Dividend Period (as defined below) at a per annum rate of eight percent (8%) of the Series C Liquidation Preference (as defined below) per share of Series C Preferred Stock (the “Accruing Dividends”). Such Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that, except as set forth upon liquidation, dissolution or winding up in Article III(A) and upon redemption in Article IV(A), such Accruing Dividends shall be payable as provided below only when, as, and if declared by the Board, such that, if the Board does not declare and pay all or any portion of the Accruing Dividends, any accrued but unpaid Accruing Dividends shall continue to accrue and remain an obligation of the Corporation. Such Accruing Dividends shall begin to accrue from [______], 2018 (the “Original Series C Issue Date”) and shall be payable in arrears in cash semiannually (as provided below in this Article II) on each March 30th and September 30th (each, a “Dividend Payment Date”), commencing on September 30, 2018; provided, that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be the immediately succeeding Business Day; provided, further, that the amount of such payment of Accruing Dividends shall not be increased above the payment that would have been due if the Dividend Payment Date had occurred on a Business Day. Accruing Dividends payable on the Series C Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months. The amount of Accruing Dividends payable on the Series C Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months, and actual days elapsed over a 30-day month.

Accruing Dividends that are payable on the Series C Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date, whether or not such day is a Business Day (other than an initial Dividend Period, which shall commence on and include the Original Series C Issue Date) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Accruing Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period. Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series C Preferred Stock as specified in this Article II (subject to the other provisions of the Articles).

B. Priority of Dividends. So long as any share of Series C Preferred Stock remains outstanding, no dividend shall be declared or paid on the Common Stock, the Existing Preferred Stock or any other shares of Junior Preferred Stock (other than a dividend payable solely in any such stock), and no Common Stock or Junior Preferred Stock, including shares of the Existing Preferred Stock, shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of such stock for or into other shares of such stock, or the exchange or conversion of one share of such stock for or into another share of such stock during a Dividend Period), unless all accrued and unpaid Accruing Dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided above, dividends on such amount), on all outstanding shares of Series C Preferred Stock have been paid in full in cash, unless the holders of at least seventy-five percent (75%) of the outstanding shares of Series C Preferred Stock (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation (or a sum sufficient for the payment thereof has been irrevocably set aside for the benefit of the holders of shares of Series C Preferred Stock on the applicable record date).

Subject to satisfaction of the foregoing and the other related provisions herein, such dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any securities, including Common Stock, the Existing Preferred Stock and Junior Preferred Stock, from time to time out of any funds legally available for such payment, and the Series C Preferred Stock shall not be entitled to participate in any such dividends unless otherwise determined by the Board.

ARTICLE III
LIQUIDATION, DISSOLUTION OR WINDING UP

A. Series C Liquidation Preference. Except as provided in Article III(B) below, and subject to the liquidation preference of any Senior Preferred Stock, if any, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series C Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution a liquidation preference equal to the Series C Liquidation Preference, as defined below, before any distribution of assets is made to holders of Common Stock or any other class or series of Junior Preferred Stock, including, without limitation, the Existing Preferred Stock. The Corporation will promptly provide to the holders of Series C Preferred Stock written notice of any event triggering the right to receive such Series C Liquidation Preference. Except as provided in Article III(B) below, after payment of the full amount of the Series C Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, including the Accruing Dividends, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. “Series C Liquidation Preference” shall mean an amount equal to One Dollar ($1.00) per share of Series C Preferred Stock (as adjusted for any stock dividends payable in shares of Series C Preferred Stock and any combinations or splits with respect to such Series C Preferred Stock). Notwithstanding any other provisions in this Article III or elsewhere in this Articles of Amendment designating the Series C Preferred Stock, the liquidation preference payable to holders of any shares of Series C Preferred Stock shall include all accrued but unpaid Accruing Dividends then owing to such holders of the Series C Preferred Stock.

B. Exception to Series C Liquidation Preference. If, upon any liquidation, dissolution or winding up of the Corporation, including without limitation a Deemed Liquidation Event (as defined below) holders of Series C Preferred Stock would be entitled to receive more than the Series C Liquidation Preference (including any Accruing Dividends accrued but unpaid on the Series C Preferred Stock) if such Series C Preferred Stock had been converted in accordance with Article V below into Voting Common Stock immediately prior to such liquidation, dissolution or winding up, then (1) the Series C Liquidation Preference provided in Article III(A) shall not apply, and (2) the holders of Series C Preferred Stock shall participate in the distribution of assets of the Corporation as if such Series C Preferred Stock had been converted into Voting Common Stock.

C. Ratable Treatment; Parity Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series C Preferred Stock shall be insufficient to pay in full the above described Series C Liquidation Preference, plus accrued but unpaid Accruing Dividends on such Series C Preferred Stock, and liquidating payments (including accrued but unpaid dividends) on any other class or series of Parity Preferred Stock, if any, then all such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Stock and any such other Parity Preferred Stock ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Stock and any such other Parity Preferred Stock if all amounts payable thereon were paid in full.

D. Common Stock. Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of any Senior Preferred Stock, the Series C Preferred Stock, any Parity Preferred Stock and the Existing Preferred Stock, as applicable, the holders of Common Stock shall be entitled to receive any and all assets remaining to be paid or distributed.

E. Deemed Liquidation Events.

1. Each of the following events shall be considered a “Deemed Liquidation Event” unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least thirty (30) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity interests that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity interests of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (provided that, for purposes of this Article III(E), all shares of Common Stock issuable upon exercise of options, warrants or convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares Common Stock are converted or exchanged); or

(b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the shareholders of the Corporation in such Deemed Liquidation Event shall be paid to the shareholders of the Corporation in accordance with this Article III.

3. In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation within ninety (90) days after such Deemed Liquidation Event, then (a) the Corporation shall send a written notice to each holder of Series C Preferred Stock no later than the ninetieth day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of clause (b) immediately following this clause to require the redemption of such shares of Series C Preferred Stock, and (b) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth day after such Deemed Liquidation Event, to redeem all outstanding shares of Series C Preferred Stock at a price per share equal to the greater of (i) the Series C Liquidation Preference and (ii) the price determined in accordance with Article III(B). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding Series C Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s Series C Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the Series C Preferred Stock to be redeemed if the Available Proceeds were sufficient to redeem all such Series C Preferred Stock, and shall redeem the remaining shares of Series C Preferred Stock as soon as the Corporation has funds legally available therefor. The provisions of Article IV shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series C Preferred Stock pursuant hereto. Prior to the distribution or redemption provided for herein, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

4. The amount deemed paid or distributed to the holders of Series C Preferred Stock upon any such merger, consolidation, sale, transfer, exclusive license, or other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board.

ARTICLE IV
REDEMPTION

A. Redemption Generally. Unless prohibited by Nebraska law governing distributions to shareholders, shares of Series C Preferred Stock shall be redeemed by the Corporation at a price equal to the greater of (1) the Series C Liquidation Preference per share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, and (2) the Fair Market Value (determined in the manner set forth below) of a single share of Series C Preferred Stock as of the date of the Corporation’s receipt of the Redemption Request (as defined below) (the “Redemption Price”), in three (3) equal annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after [_______], 2025 from the Requisite Holders of written notice requesting redemption of all shares of Series C Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Nebraska law governing distributions to shareholders. For purposes of this Article IV(A), the Fair Market Value of a single share of Series C Preferred Stock shall be the value of a single share of Series C Preferred Stock as mutually agreed upon by the Corporation and the holders of a majority of the shares of Series C Preferred Stock then outstanding, and, in the event that they are unable to reach agreement, by a third-party appraiser agreed to by the Corporation and the holders of a majority of the shares of Series C Preferred Stock then outstanding. The date of each such installment provided in the Redemption Notice (as defined below) shall be referred to as a “Redemption Date”. On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series C Preferred Stock owned by each holder, that number of outstanding shares of Series C Preferred Stock determined by dividing (a) the total number of shares of Series C Preferred Stock outstanding immediately prior to such Redemption Date by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date Nebraska law governing distributions to shareholders prevents the Corporation from redeeming all shares of Series C Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

B. Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series C Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

1. the number of shares of Series C Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

2. the Redemption Date and the Redemption Price; and

3. for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

C. Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Article V, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series C Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series C Preferred Stock shall promptly be issued to such holder.

D. Interest. If any shares of Series C Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12%) (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, further, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

E. Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series C Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series C Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series C Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

F. Other Redemption. Except as provided in Article III(E), the Series C Preferred Stock shall not be redeemable at the option of the Corporation.

G. Redeemed or Otherwise Acquired Shares. Any shares of Series C Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series C Preferred Stock following redemption.

ARTICLE V
CONVERSION

A. Conversion Generally. Based on the initial Series C Conversion Price (as defined below), each one (1) share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after the Original Series C Issue Date, and without the payment of additional consideration by the holder thereof, at the principal executive office of the Corporation or any transfer agent for the Series C Preferred Stock, into 48.5696493333 shares of fully paid and non-assessable Voting Common Stock (the “Series C Conversion Rate”), such that, solely for the purposes of illustrating the operation of such terms of conversion, if 1,500,000 shares of Series C Preferred Stock were issued and outstanding as of the date hereof and were to be converted, such Series C Preferred Stock would be convertible into an aggregate of 72,854,474 shares of fully paid and non-assessable Voting Common Stock; provided, that such conversion rate shall be subject to adjustment as set forth in Article V(C) and Article V(D) below.

B. Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert or partially convert the same into shares of Voting Common Stock pursuant to Article V(A), the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal executive office, of the election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Voting Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Voting Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amount payable as the result of a conversion of a fractional share of Voting Common Stock and any accrued or declared but unpaid dividends on the converted Series C Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date. Upon the surrender by the holder of Series C Preferred Stock of the certificate representing the stock being converted, such shares of Series C Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatever. If such holder does not convert all of the Series C Preferred Stock represented by the surrendered certificate or certificates, the Corporation shall, as soon as practicable, issue and deliver to such holder a certificate for the number of shares of Series C Preferred Stock not converted.

C. Conversion Rate Adjustments.

1. The Series C Conversion Rate shall be subject to adjustment from time to time after the Original Series C Issue Date as provided in this Article V(C).

2. In the event the Corporation shall at any time after the Original Series C Issue Date issue additional shares of Common Stock without consideration or for a consideration per share less than $0.02058898949 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Series C Conversion Price”), then the Series C Conversion Price shall be reduced, concurrently with such issuance, to the consideration per share received by the Corporation for such issue of the additional shares of Common Stock, and the Series C Conversion Rate shall be increased to an amount determined by dividing (a) the Series C Liquidation Preference per share by (b) the new reduced Series C Conversion Price; provided that if such issuance triggering the adjustment hereunder was without consideration, then the Corporation shall be deemed to have received an aggregate of $.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

3. In the event the Corporation should at any time or from time to time after the Original Series C Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Voting Common Stock or the determination of holders of Voting Common Stock entitled to receive a dividend without payment of any consideration by such holder for the additional shares of Common Stock (including the additional shares of Voting Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series C Conversion Rate shall be appropriately adjusted so that the number of shares of Voting Common Stock issuable on conversion of the Series C Preferred Stock shall be increased in proportion to such increase of outstanding shares.

4. If the number of shares of Voting Common Stock outstanding at any time after the Original Series C Issue Date is decreased by a combination of the outstanding shares of Voting Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Series C Conversion Rate shall be appropriately adjusted so that the number of shares of Voting Common Stock issuable on conversion of the Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

D. Recapitalization. If at any time or from time to time there shall be a recapitalization of the Voting Common Stock (other than a subdivision or combination of shares provided for elsewhere in this Article V), provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Voting Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article V with respect to the rights of the holders of the Series C Preferred Stock after the recapitalization to the end that the provisions of this Article V (including adjustment of the Series C Conversion Rate then in effect and the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

E. No Fractional Shares. No fractional shares of Voting Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares of Voting Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Voting Common Stock as determined in good faith by the Board. Whether or not fractional shares of Voting Common Stock would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into shares of Voting Common Stock and the aggregate number of shares of Voting Common Stock issuable upon such conversion.

F. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C Conversion Rate pursuant to this Article V, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its chief executive officer or chief financial officer to verify such computation and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustment and readjustment, (2) the Series C Conversion Rate at the time in effect, and (3) the number of shares of Voting Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Preferred Stock.

G. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and, if at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series C Preferred Stock, the Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purposes.

H. Notices. Any notice required by the provisions of this Article V to be given to the holders of shares of Series C Preferred Stock shall be deemed given on the date actually delivered or as of three (3) days after it is deposited in the United States mail, first class, postage prepaid, return receipt requested, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation, as the case may be.

ARTICLE VI
VOTING RIGHTS

A. Voting Generally. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Voting Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the Articles, holders of Series C Preferred Stock shall vote together with the holders of Voting Common Stock as a single class and on an as-converted to Voting Common Stock basis.

B. Election of Directors. The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect five (5) directors of the Corporation (the “Series C Directors”) and the holders of record of the shares of Voting Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Voting Common Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders. If the holders of shares of Series C Preferred Stock or Voting Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which each such group is entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Article VI(B), then any Series C Director or Voting Common Director position not so filled shall remain vacant until such time as the holders of the Series C Preferred Stock or Voting Common Stock, respectively, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by shareholders of the Corporation other than by the shareholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Voting Common Stock and of any other class or series of voting stock (including the Series C Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation, if any. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Article VI(B), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Article VI(B).

C. Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

1. liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

2. amend, alter or repeal any provision of the Articles or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock;

3. create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation;

4. (a) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference, or privilege or (b) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege;

5. purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (a) redemptions of or dividends or distributions on the Series C Preferred Stock as expressly authorized herein, (b) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, or (d) as approved by the Board, including the approval of a majority of the Series C Directors;

6. create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security, lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed Twenty-Five Thousand Dollars ($25,000), except for any such debt security or other indebtedness that (a) has received the prior approval of the Board, including the approval of a majority of the Series C Directors, or (b) arises under that certain Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement entered on or about the date hereof between the Corporation and the lender named therein;

7. create, or hold capital stock or other equity in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

8. increase or decrease the authorized number of directors constituting the Board.

ARTICLE VII
NO DILUTION OR IMPAIRMENT

The Corporation shall not amend its Articles or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the material terms to be observed or performed hereunder by the Corporation, and will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series C Preferred Stock (as contemplated herein) from impairment.

ARTICLE VIII
NOTICES OF RECORD DATE

In the event of:

A. any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

B. any reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any reorganization, merger or consolidation or similar transaction involving the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

C. any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (2) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least thirty (30) days prior to the date specified in such notice on which such action is to be taken.

THIRD, that the foregoing amendment to the Articles was duly approved by the Board as of [_________], 2018 and, pursuant to Section 21-2,154, shareholder approval was not required.

FOURTH, that the undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Midwest Holding Inc. has caused these Articles of Amendment to be executed by __________, its ______________, this ___ day of _____, 2018.

MIDWEST HOLDING INC.

By:
Name:
Title:

EXHIBIT D

FORM OF FIRST AMENDMENT TO THE AMENDED AND RESTATED ARTICLES
OF INCORPORATION OF MIDWEST HOLDING INC.

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MIDWEST HOLDING INC.

ARTICLE I

The name of the corporation is Midwest Holding Inc.

ARTICLE II

Article II of the Amended and Restated Articles of Incorporation (the “Articles”) of Midwest Holding Inc. (the “Corporation”), as filed with the Secretary of State of the State of Nebraska, is hereby amended by deleting and replacing Article II of the Articles in its entirety so that, as further amended, Article II shall be and read as follows:

“ARTICLE II.

The total number of shares of capital stock of all classes of which this corporation shall have authority to issue is ONE BILLION TWO HUNDRED SIXTY SEVEN MILLION ONE HUNDRED ONE THOUSAND NINE HUNDRED FIFTY (1,267,101,950), all having a par value of One-Tenth of One Cent ($0.001) per share, consisting of the following: (a) ONE BILLION TWO HUNDRED THIRTY SEVEN MILLION ONE HUNDRED ONE THOUSAND NINE HUNDRED FIFTY (1,237,101,950) shares of voting common stock (the “Voting Common Stock”); (b) TWENTY MILLION (20,000,000) shares of non-voting common stock (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”; and (c) TEN MILLION (10,000,000) shares of preferred stock.”

ARTICLE III

The amendment set forth in Article II above was adopted on [MONTH], [DAY], 2018.

ARTICLE IV

Pursuant to the requirements of Nebraska Revised Statutes Section 21-2,155, the foregoing amendment was duly adopted pursuant to a resolution duly approved by the members of the Board of Directors of the Corporation as of [MONTH], [DAY], 2018, and duly approved by the shareholders of the Corporation in the manner required by the Nebraska Model Business Corporation Act and by the Corporation’s Articles.

[Signature on following page]

D-1

IN WITNESS WHEREOF, the undersigned, being the duly elected Chief Executive Officer of Midwest Holding Inc., does hereby certify, under penalties of perjury, that the facts hereinabove stated are truly set forth and, accordingly, such officer has hereunto set his hand as of [MONTH], [DAY], 2018.

MIDWEST HOLDING INC.

By
Mark A. Oliver, Chief Executive Officer

D-2

EXHIBIT E

FORM OF REQUEST FOR FUNDS

EXHIBIT E
FORM OF REQUEST FOR FUNDS

REQUEST FOR FUNDS

[DATE OF REQUEST FOR FUNDS]

Xenith Holdings LLC
Attention: A. Michael Salem
1075 Old Post Road
Bedford, NY 10506

Midwest Holding Inc. hereby requests a Subsequent Advance as follows:

Amount of Requested Subsequent Advance:	$____________________.00

Proposed Subsequent Advance Closing Date:	____/____/20___

Proposed Use Of Subsequent Advance:

Terms not defined in this Request for Funds are defined in that certain Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement, dated May 9, 2018, by and between Midwest Holding Inc. and Xenith Holdings Inc.

MIDWEST HOLDING INC.

By
Name
Title